Exhibit 10.1

CONFIDENTIAL

NOT TO BE DISCLOSED PUBLICLY

Execution Version

ASSET PURCHASE AGREEMENT

dated as of March 4, 2026

by and among

VESTAS WIND TECHNOLOGY INDIA PRIVATE LIMITED,

solely for the purposes of Article XII, VESTAS WIND SYSTEMS A/S

TPI COMPOSITES INDIA PRIVATE LIMITED,

TPI COMPOSITES, INC.,

and

CERTAIN OTHER PERSONS NAMED HEREIN

NOTE: STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY AND SUBJECT IN ALL RESPECTS TO THE CONFIDENTIALITY AGREEMENT SIGNED BETWEEN THE SELLERS (OR THEIR AFFILIATES) AND RECIPIENT (OR ITS AFFILIATE). CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

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EXHIBITS

Exhibit A-1	Form of Bill of Sale, Assignment and Assumption Agreement (Asset Sale)
Exhibit A-2 Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement (Slump Sale) Form of Asset Sale Delivery Note
Exhibit C	Form of IP Assignment Agreement
Exhibit D	Form of IP License Agreement
Exhibit E	Form of Business Transfer Agreement
Exhibit F	Form of Employee Transfer Agreement
Exhibit G	TSA Services Term Sheet
Exhibit H	Form of Termination and Release Agreement

SCHEDULES

Schedule A	Debtors
Schedule B	Debtor Seller Parties
Schedule C	Non-Debtor Seller Parties

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of March 4, 2026 (the “Agreement Date”), is made by and among (a) TPI Composites India Private Limited, a company organized under the laws of India (the “India Seller”), (b) TPI Composites, Inc., a Delaware corporation (“TPI Parent”), (c) the parties set forth on Schedule C hereto (the “Non-Debtor Seller Parties” and together with TPI Parent and the India Seller, the “Sellers”), and (d) Vestas Wind Technology India Private Limited, a company incorporated under the laws of India (“Buyer”), and (e), solely for the purposes of Article XII, Vestas Wind Systems A/S, a corporation incorporated under the laws of Denmark (“Buyer Parent”). Each of the Sellers and Buyer is sometimes referred to herein individually as a “Party” and collectively as the “Parties”. All capitalized terms used in this Agreement have the meanings ascribed to such terms in Article I herein.

RECITALS

WHEREAS, on August 11, 2025, TPI Parent and certain of its Affiliates (including the Debtors) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (such court, the “Bankruptcy Court” and such cases, the “Bankruptcy Cases”);

WHEREAS, on or around January 8, 2026, Buyer Parent and certain of India Seller’s Affiliates entered into that Amended and Restated Sub-Supplier Advance Agreement, as amended on or around the date of execution of this Agreement (the “A&R Advance Agreement”);

WHEREAS, the India Seller is engaged in, or holds assets or liabilities relating to the Business, collectively, which constitutes the Target Business;

WHEREAS, each of the Sellers are engaged in, or hold assets or liabilities relating to, the Business in their respective jurisdictions; and

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, the Transferred Assets, and Buyer desires to assume from the Sellers the Assumed Liabilities, in each case, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms.

“Accounts Payable” means all liabilities and obligations of the India Seller owed for goods or services that have been delivered or performed (or, in the case of Contractual obligations, to the

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extent the India Seller has otherwise received the benefit thereof), whether or not billed, invoiced, accrued, recorded or matured, including (a) trade payables, (b) vendor and supplier obligations, (c) liabilities for freight, shipping, logistics, installation and handling, (d) commissions, royalties and similar obligations based on sales or use, (e) other than Transaction Costs, liabilities for professional services (including legal, accounting, consulting and advisory services), (f) obligations owed to any Affiliate, officer, director, employee or related Person for goods or services provided prior to the Closing Date, (g) all liabilities for rebates, chargebacks, credits, returns, refunds, promotional allowances, slotting fees, warranties and other customer-related adjustments arising from sales or activities, and (h) any other obligation or commitment to pay that is properly characterized as an account payable or accrued expense under GAAP, in each case regardless of whether (w) such obligation has been reduced to writing, (x) an invoice has been received, (y) the obligation is due or past due, or (z) such liability is disputed or contingent. For the avoidance of doubt, “Accounts Payable” expressly includes all amounts related to goods or services that are not yet invoiced or recorded and shall not be reduced as a result of any delay or failure to receive a vendor invoice.

“Action” means any action, suit, arbitration, investigation, proceeding, claim, complaint, petition, mediation, or inquiry, whether civil or criminal, by or before any Government Authority, arbitrator or arbitration panel.

“Adjusted Security Deposit Gross-Up Amount” means an amount equal to the lesser of (a) the Lease Deposit Amount or (b) $3,500,000.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” means this Asset Purchase Agreement, by and among the Sellers and Buyer, including the Disclosure Schedules, and the schedules and Exhibits, and all amendments to such agreement made in accordance with Section 12.12.

“Agreement Date” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 4.20(a)(i).

“Antitrust Laws” means any Laws applicable to the Buyer or the Sellers under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“APAC II” has the meaning set forth in Section 6.06.

“Asset Sale Delivery Note” has the meaning set forth in Section 3.03(a)(iii).

“Assumed Accounts Payable” means the bona fide trade accounts payable of the India Seller for goods or services that are Related to the Business, including trade payables to vendors and suppliers and, other than Transaction Costs, Liabilities for professional services (including legal, accounting, consulting and advisory services) and those Liabilities included in the accounts set forth on Section 1.01(a) of the Disclosure Schedules, in each case, which: (i) are invoiced or

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properly accrued on the books and records of the India Seller in accordance with past practice as of immediately prior to the Effective Time, (ii) remain unpaid as of the Effective Time, (iii) were incurred in the ordinary course of business consistent with past practice and not as a result of any unusual, extraordinary, non-recurring nor accelerated transaction, (iv) did not arise out of or relate to any breach, default, violation of Law, misrepresentation, or failure to perform by India Seller or any of its Affiliates prior to the Effective Time, (v) are not owed to any Affiliate, Representative or equity holder of India Seller, (vi) do not relate to any Excluded Liability or any matter occurring prior to the Effective Time that would give rise to indemnification or other claim against any Seller or an Affiliate thereof, (vii) are not Taxes (other than sales Taxes incurred in the ordinary course), Debt, Transaction Costs, or bonuses, severance, retention, change-in-control, or other compensation payable to employees in connection with the Transactions; provided, that in no event shall the aggregate amount of Assumed Accounts Payable exceed $14,500,000.

“Assumed Employee Plans” means the Employee Plan set forth on Section 4.14(a) of the Disclosure Schedules.

“Assumed Liabilities” has the meaning set forth in Section 2.01(c).

“Assumed IN Liabilities” means the Assumed Liabilities of India Seller.

“Available Contract Schedule” has the meaning set forth in Section 2.06(b).

“Available Executory Contract” has the meaning set forth in Section 2.06(b).

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Purchase Price” means $9,999,999.

“Bid Procedures” means the bid procedures approved by the Bankruptcy Court and annexed to the Bidding Procedures Order as Exhibit 1.

“Bidding Procedures Order” means the Order (I) Approving (A) Bid Procedures for Sale of Debtors’ Assets, (B) Form and Manner of Notice of Sale, Auction, and Sale Hearing, and (C) Assumption and Assignment Procedures, (II) Scheduling Auction for and Hearing to Approve Sale of Debtors’ Assets, and (III) Granting Related Relief (ECF No. 288).

“Bill of Sale, Assignment and Assumption Agreement (Asset Sale)” has the meaning set forth in Section 3.03(a)(i).

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“Bill of Sale, Assignment and Assumption Agreement (Slump Sale)” has the meaning set forth in Section 3.03(a)(ii).

“BladeAssure Product” means the proprietary quality control technology solution used by the India Seller and its Affiliates to control and validate the manufacturing of wind blades.

“Burdensome Condition” has the meaning set forth in Section 6.04(c).

“Business” means the business (including, but not limited to, the assets and employees) of the Sellers and the Debtor Seller Parties consisting of (a) the manufacturing of wind turbine blades for Buyer or its Affiliates at or from facilities located in Chennai, India and (b) the repair, inspection and servicing of wind turbine blades for Buyer or its Affiliates to the extent such repair, inspection or servicing is conducted by India Seller as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York City, New York, Tamil Nadu, India or Aarhus, Denmark are required or authorized by Law to be closed.

“Business Insurance Policy” means any Insurance Policy exclusively related to, exclusively held for use in, or exclusively used in connection with the Business.

“Business Intellectual Property” means all (a) Business Registered IP, (b) Intellectual Property in Business Technology (including Software) and (c) all other Intellectual Property to the extent owned by the Sellers or Debtor Seller Parties to the extent Related to the Business.

“Business Registered IP” means patents, patent applications, trademark registrations, applications for Trademark registration, copyright registrations and Internet domain names to the extent owned, or purported to be owned, by the Sellers or Debtor Seller Parties to the extent Related to the Business (if any).

“Business Systems” means all Systems Related to the Business to the extent owned by the Sellers or Debtor Seller Parties.

“Business Technology” means all Technology (a) Related to the Business to the extent owned by the Sellers or Debtor Seller Parties or (b) as set forth on Section 1.01(b) of the Disclosure Schedules.

“Business Transfer Agreement” has the meaning set forth in Section 3.03(a)(viii).

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Cash” means, except for Deposits, (a) all cash and cash equivalents, including restricted cash, checks, commercial paper, treasury bills, certificates of deposit, securities, securities entitlements, instruments and other investments and (b) all bank accounts and securities accounts, calculated in accordance with GAAP and the Sellers’ books and records.

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“Change” has the meaning set forth in the definition of “Material Adverse Effect”.

“Closing” has the meaning set forth in Section 2.05.

“Closing Conditions” means the conditions to the respective obligations of the Parties to consummate the Transactions contemplated by this Agreement, in each case, as set forth in Article X.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written agreement between the Sellers, Debtor Seller Parties, or their respective Affiliates with a Union representing any Covered Indian Employees or Covered Employees that governs the terms and conditions of employment whether or not such agreement is expired by its terms.

“Commercial Arrangements” shall mean, collectively (a) that certain Amended & Restated Sub-Supplier Advance Agreement, by and among, TPI Mexico V, LLC, TPI Composites II, S. de R.L. de C.V., APAC II, India Seller and Buyer Parent, dated as of January 8, 2026, as may be amended, restated, or amended and restated from time to time and (b) the Vestas India Purchase Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 16, 2025, by and between Buyer and TPI Parent, as the same may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval or authorization.

“Contract” means any written or oral contract, agreement, undertaking, indenture, note, bond, mortgage, lease, sublease, license, sublicense, sales order, purchase order or other instrument or commitment that purports to be binding on any Person or any part of its property (or subjects any such assets or property to a Lien), including any amendments thereto. The term “Contractual” shall have a correlative meaning.

“Contracting Parties” has the meaning set forth in Section 12.19.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Covered Employee” means each employee of Global SSC set forth on Section 1.01(c) of the Disclosure Schedules.

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“Covered Indian Employee” means each employee of the India Seller who provides substantially all of such employee’s services to the Business (but excludes all contract workers or employees who are engaged through a third Person), as set forth on Section 1.01(d) of the Disclosure Schedules.

“Cure Costs” means any and all amounts, costs or expenses that must be paid or actions or obligations that must be performed or satisfied pursuant to the Bankruptcy Code to effectuate the assumption by TPI Parent (or a Debtor Seller Party), and the assignment to Buyer or an Affiliate designated by Buyer, of the Transferred Executory Contracts to which TPI Parent (or such Debtor Seller Party) is party, as determined in accordance with the Bid Procedures or agreed to by TPI Parent (or such Debtor Seller Party), on the one hand, and the non-Seller counterparty to the applicable Transferred Executory Contract, on the other hand.

“Cure Notice” has the meaning set forth in Section 2.06(b).

“Data” means databases and compilations, including all data and collections of data, whether machine readable or otherwise.

“Data Protection Obligations” means, to the extent applicable, the Payment Card Industry Data Security Standards and all applicable Laws, in each case, as amended, consolidated, re-enacted or replaced from time to time, that are related to the privacy, security, data-breach notification, protection, or Processing of Personal Data (including Laws of jurisdictions where Personal Data was collected), including, but not limited to, as applicable, the Federal Trade Commission Act, The Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, California Consumer Privacy Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Gramm Leach Bliley Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the EU General Data Protection Regulation (“GDPR”), Federal Data Protection Act of 19 June 1992 (Switzerland), the GDPR as amended and incorporated into UK Law under the UK European Union (Withdrawal) Act 2018, and EU or EU Member state Laws, U.S. state data security Laws, U.S. state biometric privacy acts, U.S. state social security number protection Laws, and U.S. state data breach notification Laws.

“Debt” means, without duplication, all monetary obligations of any nature (including principal and accrued interest related thereto), whether current or funded, secured or unsecured (a) for borrowed money, (b) evidenced by notes, bonds, debentures, mortgages or similar instruments, but excluding letters of credit to the extent not drawn upon, in each case, from third party lending sources, (c) under any leases required to be recorded as capital leases under GAAP, and (d) any guarantees made in respect of Debt of the type described in clauses (a), (b) or (c) above. Notwithstanding the foregoing, “Debt” shall not include (i) trade payables not in the form of debt for borrowed money and (ii) any amounts included in Transaction Costs.

“Debtor Seller Party” means each Debtor that owns any right, title or interest in, to or under any asset that is exclusively related to, exclusively held for use in, or exclusively used in connection with the Business, as set forth on Schedule B.

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“Debtors” means TPI Parent and those certain Affiliates of TPI Parent set forth on Schedule A.

“Deferred Lease Amount” means an amount equal to $272,226.11, representing the amount of withheld rent under the July 2023 Aarush lease (as described on Section 4.17(c) of the Disclosure Schedules), together with all accrued interest, penalties and similar charges thereon as of immediately prior to the Effective Time; provided, however, that the Deferred Lease Amount shall be reduced, dollar-for-dollar by the amount by which, and solely to the extent that: (a) the parties to the July 2023 Aarush lease agree in writing, in form and substance reasonably satisfactory to Buyer, that Seller is not responsible for payment of such amount (or any portion thereof), without any amendment, waiver or modification to the terms of such lease or any other obligation that would be adverse to Buyer or the Business (unless, in each case, Buyer consents to such amendment, waiver or modification, in its sole discretion); or (b) Seller actually pays such amount (or the applicable portion thereof) to the landlord prior to the Closing, in which case Seller shall provide Buyer with reasonable documentary evidence of such payment and the amount thereof.

“Deposits” means all deposits paid to or held in trust by, any third party (including customer deposits and security deposits for rent, electricity, telephone or otherwise and adequate assurance deposits posted in accordance with section 366 of the Bankruptcy Code) and prepaid or deferred charges and expenses paid to any third party.

“Designation Deadline” has the meaning set forth in Section 2.06(c).

“Disclosure Schedules” means disclosure schedules dated as of the Agreement Date delivered by the Sellers to Buyer, that set forth, among other things, the applicable Transferred Assets, Excluded IN Assets, and Assumed Liabilities in accordance with Section 2.01, which form a part of this Agreement.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Embargoed Countries” has the meaning set forth on Section 4.20(e).

“Employee Plans” means all employee benefit plans, funds, provisions, schemes or proposals provided by any Seller or any of its respective Affiliates to the Covered Indian Employees and Covered Employees, and each other retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, employment, retention, termination, or severance programs or agreements, in each case, pursuant to which such Seller currently has, or could reasonably be expected to have, any Liability for any Covered Indian Employees or Covered Employees or their respective dependents (contingent or otherwise).

“Employee Transfer Agreement” means, with respect to each Covered Indian Employee employed by the India Seller and each Covered Employee employed by Global SSC, the tripartite agreement to be executed among such Seller, Buyer and such Covered Indian Employee or Covered Employee recording the terms of transfer of employment of such Covered Indian Employee or Covered Employee to Buyer, in the form attached hereto as Exhibit F.

“Enforcement Exceptions” has the meaning set forth in Section 6.11(d).

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“Environmental Law” means any applicable Law promulgated by a Government Authority relating to pollution or protection of the environment or worker health and safety as related to exposure to Hazardous Materials.

“Environmental Permit” means any Permit that is issued or required by a Government Authority under any Environmental Law and necessary to the operation of the Business as of the Agreement Date.

“Excluded Bad Actor Liabilities” means any Liabilities arising from acts, omissions or other activities or circumstances of India Seller or its Affiliates or any of their respective Representatives arising from or relating to (a) fraud, recklessness, gross negligence or willful misconduct, or (b) any actual or alleged criminal act, criminal conduct, or criminal violation of any applicable Law including (i) any fines, penalties, forfeitures, or assessments imposed by any Government Authority in connection with any criminal investigation, prosecution, or proceeding, (ii) any costs of defense, settlement amounts, judgments, or other amounts payable in connection with any criminal matter, and (iii) any Liabilities arising from or related to any plea, conviction, deferred prosecution agreement, non-prosecution agreement, or similar arrangement.

“Export Delay” has the meaning set forth in Section 7.07(c).

“Export Outside Date” has the meaning set forth in Section 7.07(c).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of October 20, 2025, by and between TPI Parent and the Escrow Agent.

“Excluded Debtor Contracts” means all executory Contracts other than those expressly assumed as Transferred Executory Contracts hereunder.

“Excluded IN Assets” has the meaning set forth in Section 2.01(b).

“Excluded Liabilities” has the meaning set forth in Section 2.01(d).

“Exhibits” means the exhibits to this Agreement (as may be amended from time to time in accordance herewith) which form a part of this Agreement.

“Financial Statements” has the meaning set forth in Section 4.04(a).

“Force Majeure Event” means any acts of God, fire, flood, labor or trade disturbance, war, riots, civil commotion, pandemic, or other event or condition beyond the reasonable control of Buyer.

“Fraud” has the meaning set forth in Section 12.05.

“GAAP” means U.S. generally accepted accounting principles.

“Global SSC” means TPI Global SSC India Private Limited, a private company organized under the laws of India.

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“Government Approvals” has the meaning set forth in Section 6.04(a).

“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body or any Taxing Authority.

“Guaranteed Obligations” has the meaning set forth in Section 12.10.

“GST” means the taxes levied/payable in India under the framework of laws emanating from Central Goods and Service Tax Act 2017, the Integrated Goods and Service Tax Act 2017, the Union Territory Goods and Service Tax Act 2017, the Goods and Service Tax (Compensation to States) Act 2017, applicable State GST legislations and all the rules made thereunder, relevant notifications, press releases, circulars, instructions, clarifications, frequently asked questions and orders issued thereunder and any amendments made thereto.

“Hazardous Materials” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “radioactive,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect under any applicable Environmental Law, including but not limited to, (a) any petroleum or petroleum product, oil or waste oil; (b) any asbestos or polychlorinated biphenyls; and (c) any other chemical, material or substance (whether solid, liquid or gaseous), the exposure to which or whose discharge emission, disposal or Release is prohibited, limited or regulated under any applicable Environmental Law.

“IN GST Advance” has the meaning set forth in Section 7.07(c).

“IN GST Goods” means finished goods produced by India Seller and the corresponding transportation frames shipped therewith prior to the Closing and being stored by India Seller for Buyer Parent’s (or its Affiliates’) benefit, as of the Closing Date.

“IN GST Refund” means any refund, credit, reimbursement or similar benefit arising under goods and services Taxes imposed by any Government Authority in India to which India Seller is entitled under applicable Law when IN GST Goods are exported, calculated as of immediately prior to the Effective Time; provided, that, for the avoidance of doubt, IN GST Refund shall exclude any refund, credit, reimbursement or similar benefit arising under goods and services Taxes imposed by any Government Authority in India arising from or attributable to the transactions contemplated by this Agreement, if any (excluding those transactions contemplated by Section 7.07).

“IN Purchase Price” means an amount equal to (a) the Base Purchase Price plus (b) the Adjusted Security Deposit Gross-Up Amount.

“India Seller” has the meaning set forth in the Recitals.

“Indian Income Tax Act” shall mean the Income Tax Act 1961 of India, as may be amended or supplemented or replaced or substituted from time to time including any statutory modifications or re-enactment thereof, together with all applicable by-laws, rules (including Income Tax Rules 1962 of India), regulations, orders, ordinances, policies, directions and the like issued hereafter.

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“Insurance Policies” means, collectively, all policies and programs of or agreements for insurance and interests in insurance pools and programs of (a) the India Seller, or (b) any other Seller or Non-Debtor Seller Party, in each case, which are Related to the Business, in each case, including self-insurance.

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including any and all: (a) patents and patent applications, including reissues, division, continuations, continuations-in-part, extensions and reexaminations; (b) copyrights, moral rights, mask work rights, database rights and design rights, including all applications, registrations, extensions, renewals and reversions of the foregoing; (c) Trademarks; (d) know-how and Trade Secrets; (e) Internet domain names; (f) rights in Software; (g) improvements to any of the foregoing; (h) rights to apply for, obtain, prosecute, register, maintain and defend any of the foregoing; (i) rights of publicity and rights of privacy; (j) rights to assert, claim or sue and collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing; (k) rights in all of the foregoing provided by treaties, conventions and all other applicable Laws; and (l) all other intellectual property rights of any kind or nature including all such intellectual property rights in or relating to Technology.

“Interest Rate” means the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

“International Trade Laws” shall mean any applicable Law, regulation, or legal requirement concerning the importation, exportation, re-exportation or deemed exportation of items, technical data, or technology, foreign including the Tariff Act of 1930 and other Laws relating to the import of items into the U.S. administered by U.S. Customs and Border Protection; the Export Administration Regulations, 15 C.F.R. Part 730 et seq.; the Foreign Trade Regulations, 15 C.F.R. Part 30; the Arms Export Control Act; the International Traffic in Arms Regulations, 22 C.F.R. Part 120-130; executive orders and Laws administered by OFAC; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and export control and trade sanctions Laws administered by the Member States of the European Union.

“IP Assignment Agreement” has the meaning set forth in Section 3.03(a)(v).

“IP License Agreement” has the meaning set forth in Section 3.03(a)(vi).

“Knowledge of the Sellers” means the actual knowledge of William Siwek, Ryan Miller, Chuck Stroo, James Schimanski, Steven Fishbach and Sunil Srivastava, and the knowledge such Persons would have after reasonable due inquiry of their direct reports generally knowledgeable about the subject matter in question.

“Law” means any U.S. or non-U.S. federal, state, or local statute, law, ordinance, regulation, rule, code, act, treaty, Order, or other requirement or rule of law (including common law) promulgated by a Government Authority.

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“Lease Deposit Amount” means the value of the Leased Real Property Deposits, as of immediately prior to the Effective Time.

“Lease Registrations” has the meaning set forth in Section 6.05(b).

“Lease Transfer Agreements” has the meaning set forth in Section 3.03(a)(iv).

“Leased Real Property” means any real property that is leased, subleased or licensed by the India Seller, in each case, granting the India Seller a right of use or occupancy in such real property.

“Leased Real Property Deposits” means any Deposits with respect to Leased Real Property (excluding Utility Deposits).

“Leasehold Security Deposits” has the meaning set forth in Section 4.24(b).

“Leases” means the real property leases, subleases or licenses governing the Leased Real Property, including the Transferred Leases.

“Liabilities” means any liability, Debt, guarantee, claim, demand, loss, damage, expense, fine, penalty, duty, responsibility, commitment, assurance or obligation (whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executed, determined, determinable, in contract, tort, strict liability, or otherwise, or due or to become due, including any liability for Taxes, other than Transfer Taxes) of any kind, character, or description, including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, license, claim, lien or charge of any kind.

“Material Adverse Effect” means any fact, event, change, effect, development, circumstance, or occurrence (each, a “Change”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (whether financial or otherwise) of the Business; provided, that, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (a) any Change in the United States or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (b) any Change that generally affects any industry in which the Business operates, or that is the result of general business or economic conditions in any of the geographical areas, in which the Business operates; (c) national or international political or social conditions, including any Change arising in connection with protests, civil unrest, riots, public disorder, hostilities, acts of war, sabotage or terrorism or military action or any escalation or material worsening of any such protests, civil unrest, riots, public disorder, hostilities, acts of war, sabotage or terrorism or military action, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war; (d) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, cyberattack, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather

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event or any global health conditions (including any epidemic, pandemic or other outbreak of illness) or any action by any Government Authority related to the foregoing; (e) any actions taken by Buyer or expressly required to be taken or omitted to be taken by the Sellers pursuant to this Agreement or any other Transaction Agreement or actions taken or omitted to be taken by the Sellers at the written request or written consent of Buyer; (f) any Changes in applicable Laws or GAAP (or other relevant accounting rules); (g) any Change resulting from the filing or pendency of the Bankruptcy Cases; (h) any Change resulting from the public announcement of the entry into this Agreement, compliance with terms of this Agreement or the consummation of the Transactions; (i) any effects or Changes arising from or related to the breach of this Agreement by Buyer; or (j) the failure, in and of itself of any Seller, Debtor Seller Party or the Business to meet any internal or published projections, forecasts, budgets, guidance or predictions in respect of revenues, earnings or other financial or operating metrics; provided, further, that the exceptions set forth in clauses (a) through (d) of this definition shall not be regarded as exceptions solely to the extent that any such described Change has a disproportionately adverse impact on the Business or the Sellers, as compared to other companies similarly situated in the industries in which the Business or the Sellers operate.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Missing Refund Amount” has the meaning set forth in Section 7.07(c).

“Non-Debtor Seller Parties” has the meaning set forth in the Preamble.

“Non-Ordinary Course Employment Liabilities” means all non-ordinary course Liabilities relating to employees, personnel, independent contractors, consultants, Employee Plans, or related matters, including those arising out of or relating to: (a) any act, omission, breach, violation of Law or Contract, or failure by any Seller to pay any amounts owed to any Covered Employee or Covered Indian Employee or to withhold applicable Taxes on any such amount on or prior to the Closing Date; (b) any delinquent or disputed compensation, wages, bonuses, commissions, incentives, or other remuneration attributable to any period on or prior to the Closing Date and payable to any Covered Employee or Covered Indian Employee; (c) any severance, separation, notice pay, retention, transaction bonus, change in control, stay bonus, or similar payment that is (i) payable (with notice or lapse of time or both) to any Covered Employee or Covered Indian Employee who is offered employment but does not become a Transferred Employee, and/or (ii) contemplated in clause (b) of the definition of Transaction Costs; (d) misclassification claims, wage-and-hour claims, overtime claims, or claims relating to independent contractors, consultants, or leased employees; (e) any Employee Plans, other than Assumed Employee Plans, or any Liabilities relating thereto; or (f) any employment-related claims, grievances, arbitrations, investigations, or litigation arising from or relating to any period on or prior to the Closing Date, including claims for wrongful termination, discrimination, harassment, retaliation, or violation of employment Laws.

“Nonparty Affiliates” has the meaning set forth in Section 12.19.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination, settlement, or award entered by or with any Government Authority.

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“Other Required Approvals” means the approvals of the Government Authorities or applicable work councils (or similar governing bodies) set forth on Section 1.01(e) of the Disclosure Schedules.

“Outside Date” has the meaning set forth in Section 11.01(d).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” means all permits, licenses, approvals, authorizations, clearances, closures, decisions, registrations, concessions, grants, franchises, certificates, exemptions, variances, waivers and filings issued or required by any Government Authority or self-regulatory organizations under applicable Law.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings, if any, described on Section 4.16 of the Disclosure Schedules; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed or permitted by Law in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate proceedings; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) minor defects or imperfections of title, exceptions, easements, covenants, rights-of-way, restrictions, and other similar charges, defects and encumbrances not interfering with the ordinary conduct of the Business; (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Government Authority, provided, that the same does not prohibit the use of the Leased Real Property for its current use; (f) Liens not created by the Sellers or the Debtor Seller Parties or their respective Affiliates that affect the underlying fee, lessor, licensor or sublessor interest of any Leased Real Property or real property over which the Sellers or Debtor Seller Parties or their respective Affiliates (with respect to the Business) has easement or other property rights; provided, that the same does not interfere with the ordinary conduct of the Business or use of the Leased Real Property as currently used in the ordinary conduct of the Business; (g) Liens created by Buyer or its Affiliates; (h) non-exclusive licenses to Intellectual Property in the ordinary course of business; and (i) solely for purposes of Article IV, any other Lien in existence as of the Agreement Date that will be cleared or discharged by the Bankruptcy Court by operation of the Sale Order, or otherwise released on or prior to the Closing Date.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association, Government Authority, organization or other legal entity.

“Personal Data” means information that identifies or is reasonably capable of identifying an individual person, including, but not limited to: (a) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, medical or health information, government-issued identifier, and any other data used or reasonably capable of being used to identify, contact or precisely locate an individual person); (b) internet protocol address or other persistent identifier; and (c) any other definition for “personal information,” “personal data,” or another similar term provided by applicable Law.

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“Post-Closing Employment Transfer Date” has the meaning set forth in Section 7.05.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Policies” means all published, publicly posted, and written internal policies, procedures, and notices of the Sellers concerning the collection, use, or Processing of Personal Data.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of such Personal Data or sets of Personal Data.

“Purchase Price Allocation” has the meaning set forth in Section 3.05.

“Purchase Price Deposit Escrow Account” means the account established by the Escrow Agent to hold the Purchase Price Deposit Escrow Amount pursuant to the terms of the Escrow Agreement.

“Purchase Price Deposit Escrow Amount” means $1,000,000.

“Recovered IN GST Amount” has the meaning set forth in Section 7.07(d).

“Registration Appointment” has the meaning set forth in Section 6.05(b).

“Related Assets Purchase Price” means an amount equal to $1.00.

“Related to the Business” means, (a) with respect to the India Seller, primarily related to, primarily held for use in, primarily used in connection with or necessary for the conduct of the Business and (b) with respect to TPI Parent, the Non-Debtor Seller Parties and the Debtor Seller Parties, exclusively related to, exclusively held for use in, or exclusively used in connection with the conduct of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, dumping, disposing or migration of any Hazardous Materials, including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Materials.

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“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, financial advisors or other representatives of such Person.

“Required Approvals” all clearances, approvals, or other consents required pursuant to applicable Antitrust Law.

“Sale Order” shall be an Order or Orders approved by the Bankruptcy Court, which approves the Transactions solely with respect to the rights and obligations of TPI Parent and each Debtor Seller Party in connection therewith, in form and substance reasonably acceptable to TPI Parent, the Debtor Seller Parties, and Buyer.

“Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) the Sellers or any of their Affiliates Related to the Business.

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which any Seller or Debtor Seller Party is party, including those contracts, agreement, instruments and documents required to be delivered pursuant to Section 3.03(a).

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Sellers’ Bankers” has the meaning set forth in Section 4.07.

“Sellers” has the meaning set forth in the Preamble.

“SIPCOT Arrangement” means the deed of agreement for capital subsidy dated 11 March 2024 executed by and between State Industries Promotion Corporation of Tamil Nadu Limited and India Seller read along with the memorandum of understanding dated 24 January 2019 executed by and between Government of Tamil Nadu and TPI Parent, as amended or supplemented from time to time.

“Slump Sale Treatment” has the meaning set forth in Section 6.11(a).

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (c) databases and compilations, including any and all Data and collections of Data, whether machine readable or otherwise, (d) documentation including user manuals and other training documentation related to any of the foregoing, in each case, clauses (a) through (d); and (e) Data, and does not include any commercially available, off-the-shelf software.

“Straddle Period” has the meaning set forth in Section 9.03.

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“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors, the board of managers or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Systems” means all Software, servers, network and telecommunications equipment, and other computer hardware, used to process, store, maintain, or operate Data, information or functions.

“Target Business” means the Transferred IN Assets, together with the Assumed Liabilities of the India Seller and the Transferred Employees of the India Seller.

“Tax” or “Taxes” means any tax, including any U.S. and non-U.S. federal, state, county, local and municipal taxes, contributions, assessments, reassessments, duties or similar charges of any kind whatsoever, whether direct or indirect, including income, alternative or add-on minimum, excise, gross receipts, ad valorem, value-added (including VAT), sales, use, goods and services (including GST), production, employment, unemployment, severance, franchise, profits, registration, license, withholding, collection, equalization levy, capital gains taxes, lease, service, environmental, recording, documentary, filing, permit or authorization, stamp, business and occupation, gains, property (including real or personal property) leasing, transfer, payroll, social security, customs or other similar taxes or governmental fees in the nature of a tax, together with any surcharges, interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto or amounts arising due to any failure to comply with any requirement imposed by any Government Authority with respect to any Tax Return, in each case, whether disputed or not.

“Tax Contest” has the meaning set forth in Section 9.05.

“Tax Returns” means all returns and reports (including elections, declarations, disclaimers, notices, disclosures, schedules, estimates, claims (including claims for refunds), real property transfer returns and information returns), including amendments thereof and attachments thereto, filed or supplied (or required to be filed or supplied) to a Taxing Authority relating to the determination, assessment, withholding, collection or administration of Taxes.

“Taxing Authority” means any U.S. or non-U.S. federal, state, county or municipal or other local government or subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax and/or regulatory authority, imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means all technology, Software, information, designs, formulas, algorithms, procedures, models, discoveries, processes, techniques, methods, ideas, know-how, technical Data, programs, subroutines, research and development, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship, and other similar materials, and confidential, proprietary or non-public information, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

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“Termination and Release Agreement” has the meaning set forth in Section 6.06.

“Third Party Consents” has the meaning set forth in Section 6.05.

“TK1 Loan Agreement” means that certain Loan Agreement, dated February 28, 2020, by and between TPI Kompozit Kanat San. Ve Ticaret A.S. and the India Seller, as amended.

“TPI Parent” has the meaning set forth in the Recitals.

“Trade Secrets” means all trade secrets, as defined in the Uniform Trade Secrets Act published by the Uniform Law Commission, as amended.

“Trademarks” means any and all trademarks, service marks, trade names, corporate names, trade dress and logos, including all applications, registrations, extensions and renewals of the foregoing and all goodwill associated with the foregoing.

“Transaction Agreements” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement (Asset Sale), Bill of Sale, Assignment and Assumption Agreement (Slump Sale), the Asset Sale Delivery Note, the Lease Transfer Agreements, the IP Assignment Agreement (if any), the IP License Agreement, the Escrow Agreement, the Business Transfer Agreement, the TSA, and any other contracts, agreements, instruments or documents required to be delivered at the Closing, in each case, including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Costs” means (a) to the extent not paid by the Sellers or their respective Affiliates prior to the Closing, without duplication, all fees and expenses that have been incurred in connection with Seller Transactions, the Transaction Agreements or any of the transactions contemplated by the Transaction Agreements, including any brokerage commissions, finders’ fees, financial advisory fees, fees for counsel, accountants and other advisors, (b) the amount of any retention bonus, change of control payment, commission, stay bonus, transaction bonus, discretionary bonus, severance payment, incentive bonus or compensation, deferred compensation payment or other similar payment or obligation of any kind payable by the Sellers or their respective Affiliates that becomes payable to any service provider of the Sellers or their respective Affiliates that is accelerated by or payable in connection with or as a result of the execution of this Agreement and/or the consummation of the transactions contemplated hereby (which is triggered either alone or in connection with any other event, contingent or otherwise), and (c) the employer’s share of Taxes attributable to the payment of the amounts referred to in the preceding clause (b) above (together with costs described in clauses (b), collectively, the “Transaction Bonus Amounts”); provided, that “Transaction Costs” shall not include (i) any amounts included in Debt, (ii) Transfer Taxes or (iii) severance payment or obligations of the Buyer pursuant to Section 6.09.

“Transaction Dispute” has the meaning set forth in Section 12.14.

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“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means all sales, use, purchase, excise, gross receipts, ad valorem, direct or indirect real property, transfer, intangible, stamp, business and occupation, value added (including VAT), goods and service (including GST), customs and import duties, recording, documentary, filing, permit or authorization, leasing, license, lease, service, service use, severance, franchise, profits, gains, property registration, and similar non-income Taxes, motor vehicle registration, title recording and similar non-income Taxes or filing fees and other amounts payable in respect of transfer filings, in each case imposed or arising with respect to the Transactions or any component thereof, together with any interest and any penalties, additions to Tax or additional amounts imposed by any Government Authority with respect thereto; provided, for the avoidance of doubt, that Transfer Taxes does not include any Taxes imposed under the Indian Income Tax Act.

“Transferred Assets” has the meaning set forth in Section 2.03(a).

“Transferred Books and Records” means all books, records, files and papers, whether in hard copy or computer or digital format or any other form or medium, including sales and promotional literature, manuals and Data, sales and purchase correspondence, customer lists, lists of suppliers and personnel and employment records regarding Transferred Employees, in each case, other than any Excluded IN Assets.

“Transferred Contracts” has the meaning set forth in Section 2.03(a)(i).

“Transferred Debtor Assets” has the meaning set forth in Section 2.03(a).

“Transferred Employees” has the meaning set forth in Section 6.09(a).

“Transferred Executory Contract” has the meaning set forth in Section 2.06(c).

“Transferred IN Accounts Receivable” has the meaning set forth in Section 2.01(a)(xii).

“Transferred IN Assets” has the meaning set forth in Section 2.01(a).

“Transferred IN Contracts” has the meaning set forth in Section 2.01(a)(ii).

“Transferred IN Inventory” has the meaning set forth in Section 2.01(a)(ix).

“Transferred IN Permits” has the meaning set forth in Section 2.01(a)(iv).

“Transferred Leased Real Property” has the meaning set forth in Section 2.01(a)(i).

“Transferred Leases” has the meaning set forth in Section 2.01(a)(i).

“Transferred Non-Debtor Assets” has the meaning set forth in Section 2.02(a).

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“TSA” means the Transition Services Agreement and the schedules thereto containing the terms set forth in the services term sheet attached hereto as Exhibit G and otherwise in form and substance reasonably acceptable to Buyer and TPI Parent.

“Undisclosed Contract” has the meaning set forth in Section 2.06(b).

“Union” means any labor union, works council, personnel delegate, or other employee representative body.

“Utility Deposit” means the Deposits set forth on Section 1.01(f) of the Disclosure Schedules.

“U.S.” means the United States of America.

“VAT” means value added tax and any similar sales or turnover tax of any jurisdiction.

“Vestas India Guarantee” has the meaning set forth in Section 6.06.

“Vestas India Purchase Agreement” has the meaning set forth in Section 6.06.

“Wind-Up Date” means, as to any given Seller, the date upon which such Seller’s corporate existence or entity status ceases to exist; provided, for the avoidance of doubt, that with respect to any covenant or obligation to be performed by more than one Seller until their respective Wind-Up Dates, each such Seller shall be obligated to perform until its Wind-Up Date (notwithstanding that another Seller’s Wind-Up Date has passed).

“Written Instructions” means the written instructions from TPI Parent, a form of which is attached to the Escrow Agreement as an exhibit thereto, directing the Escrow Agent to deliver the Purchase Price Deposit Escrow Amount, as applicable, as provided for under this Agreement, a copy of which shall be provided to Buyer prior to or contemporaneously with delivery to the Escrow Agent.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01. Purchase and Sale of Transferred IN Assets.

(a) Transferred IN Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.01(b) and Section 2.04, to the maximum extent permitted by applicable Law, at the Closing, the India Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from the India Seller, all of the India Seller’s right, title and interest in, to and under the following assets, as the same shall exist immediately prior to the Closing, free and clear of any and all Liens (other than Permitted Liens), in each case, other than the Excluded IN Assets (collectively, the “Transferred IN Assets”):

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(i) all leasehold interests listed on Section 2.01(a)(i) of the Disclosure Schedules under the real property leases governing the Leased Real Property (the “Transferred Leased Real Property”) and all rights in respect thereof (including, to the extent assignable or transferable, all options and rights of first refusal) and all tenements, hereditaments, appurtenances and other property rights appertaining thereto (such leases, the “Transferred Leases”);

(ii) all Contracts of the India Seller set forth on Section 2.01(a)(ii) of the Disclosure Schedules (collectively with the Transferred Leases, the “Transferred IN Contracts”);

(iii) all Business Intellectual Property (if any), Business Technology and Business Systems owned by the India Seller;

(iv) to the maximum extent permitted by applicable Law, all Permits held or owned by India Seller or applicable to the Business or Transferred Assets, including Environmental Permits, and all pending applications therefor (the “Transferred IN Permits”) (for the avoidance of doubt, solely to the extent, if required under applicable Law or otherwise pursuant to the terms of the applicable Permit, the applicable Government Authority consents to or otherwise approves the assignment or transfer of the applicable Permit);

(v) all assets relating to the Assumed Employee Plans;

(vi) to the maximum extent permitted by the Privacy Policies of the Sellers, and applicable Law (including Data Protection Obligations) applicable to any Personal Data included in such Transferred Books and Records (including, as applicable, any past Privacy Policies in effect at the time of collection of such Personal Data that remain applicable to such Personal Data), the Transferred Books and Records of the India Seller, and particularly, where the Personal Data relates to a Transferred Employee employed by India Seller, only such Personal Data for which the India Seller has received express written consent from the relevant Transferred Employee to transfer their Personal Data to the Buyer;

(vii) all manufacturing lines, production equipment, jigs, dies, fixtures, curing ovens, vacuum infusion systems, resin application systems, cranes, blade turning devices, sanding and trimming machines, painting and coating booths, balancing and testing equipment, and related machinery and all plant support systems (including HVAC, dust collection, compressed air, fire suppression and safety systems), in each case, owned by the India Seller;

(viii) (A) all personal property and interests therein owned by the India Seller, including furniture, furnishings, machinery, office equipment, computers, servers, networks and communications equipment, vehicles, handling and logistics equipment and other tangible personal property (including, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) and (B) any tangible personal property on order to be delivered to the India Seller for its benefit;

(ix) all inventory wherever located, including raw materials, consumables, works in progress, semi-finished and finished goods, packaging, supplies, replacement or component parts, safety stock, maintenance supplies, tooling, spares and parts maintained, owned, held by or stored by or on behalf of the India Seller, whether held at any location or facility of the India Seller or in transit to the India Seller (the “Transferred IN Inventory”);

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(x) to the extent assignable under applicable Law, all rights of the India Seller under any non-disclosure or confidentiality, non-compete or non-solicitation Contracts with Transferred Employees, current or former employees, service providers or agents of the India Seller or any third party to the extent Related to the Business or pertaining to any material assets, rights, interests or operations of the Business;

(xi) (A) all rights of the India Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, vendors, contractors, subcontractors or other third parties and, to the extent transferrable, any letters of credits, parent guaranties or other credit support provided by such third parties to the India Seller to the extent related to any Transferred IN Assets and (B) all rights and defenses of the India Seller related to an Assumed Liability;

(xii) all accounts receivable of the India Seller to the extent outstanding as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, those accounts receivable set forth in Section 2.01(b)(ii)) (the “Transferred IN Accounts Receivable”);

(xiii) (a) all claims, rights or interests of the India Seller in or to any refund, rebate, abatement or other recovery for Taxes in respect of any Taxes that are Assumed Liabilities and (b) all claims, rights or interests of the India Seller in any IN GST Refund, which shall be governed exclusively by Section 7.07;

(xiv) (a) any Business Insurance Policy and any claims or rights thereunder, and (b) all claims and rights of the India Seller under any Insurance Policies in respect of any damage to or loss Related to the Business or primarily related to any Transferred IN Asset or Assumed Liability (and in such event only to such extent);

(xv) all claims, causes of action, lawsuits, judgments and demands of any nature, in each case available to or being pursued by the India Seller pertaining to any Transferred Assets or Assumed Liabilities, whether arising by way of counterclaim or otherwise (and in such event only to such extent);

(xvi) (x) any Deposits of or on behalf of India Seller or that relate to the Business, Transferred Assets, or Assumed Liabilities, including Leased Real Property Deposits and Utility Deposits, and (y) all credits, prepaid expenses, refunds, deferred charges, advance payments, prepaid items and duties, in each case, Related to the Business or to the extent primarily related to a Transferred IN Asset or Assumed Liability;

(xvii) all other assets or rights of every kind and description to the Business, wherever located, whether real, personal or mixed, tangible or intangible, that are owned, or which an interest is owned, by the India Seller (and excluding, for the avoidance of doubt, any Excluded IN Assets);

(xviii) the SIPCOT Arrangement if and only if, prior to the Effective Time, the applicable Government Authority has provided its written consent to each of (A) the change in ownership of the assets of India Seller in connection with the Transactions and (B) the assignment of the SIPCOT Arrangement to Buyer; and

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(xix) all right, title and interest of the India Seller in, to or under any of the foregoing.

(b) Excluded IN Assets. Notwithstanding anything to the contrary herein, the following assets (the “Excluded IN Assets”) shall be retained by the India Seller:

(i) all Contracts of India Seller other than those expressly assumed as Transferred IN Contracts hereunder;

(ii) all accounts receivable or notes receivable (together with any unpaid interest or unpaid amounts accrued thereon) (A) to the extent primarily related to any Excluded IN Asset or (B) due and owing from any Affiliate of the India Seller to the extent set forth on Section 2.01(b)(ii) of the Disclosure Schedules;

(iii) any equity securities or interests in any other Person held by the India Seller;

(iv) all Cash of the India Seller;

(v) all Personal Data held by the India Seller that is nontransferable under applicable Law (including Data Protection Obligations) or under the Privacy Policies of the Sellers applicable to such Personal Data (including, as applicable, any past Privacy Policies in effect at the time of collection of such Personal Data that remain applicable to such Personal Data), including any Personal Data relating to Transferred Employees for which the India Seller has not received express written consent from such employee to transfer such Personal Data to Buyer;

(vi) all claims, rights or interests of the India Seller in or to any refund (other than any IN GST Refund, which shall be governed exclusively by Section 7.07), rebate, abatement or other recovery for Taxes (other than in respect of Taxes that are Assumed Liabilities), and any other Tax assets (including any Tax attributes, including any direct pay refunds or other proceeds, or the right to receive such refunds or proceeds, with respect thereto), together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof);

(vii) all Tax Returns of the India Seller and all records (including all working papers) related thereto (other than copies of the portion of those Tax Returns and records that primarily relate to the Transferred IN Assets);

(viii) except as set forth in Section 2.01(a)(xiv), Section 2.02(a)(iii), or Section 2.03(a)(iv), all Insurance Policies and all rights of any nature with respect to any such Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(ix) all Permits held by the India Seller, including Environmental Permits, in each case, the transfer of which is not permitted by applicable Law or for which, to the extent consent of a Government Authority is required under applicable Law or otherwise pursuant to the terms of the applicable Permit, such consent or approval has not been obtained;

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(x) all rights and interests of the India Seller under the Transaction Agreements;

(xi) all assets relating to Employee Plans that are not Assumed Employee Plans;

(xii) (A) all minute books (and other similar corporate records) and stock records, (B) any books and records to the extent not Transferred Books and Records or to the extent primarily relating to the Excluded IN Assets, (C) any other materials of or in the possession of the India Seller that (1) the India Seller is required by Law to retain, or (2) the India Seller is prohibited by Law (including Data Protection Obligations) from delivering to Buyer (including confidential and personal medical records, to the extent applicable), or (D) any copies of any books and records that the India Seller retains pursuant to Section 7.02;

(xiii) (A) all records and reports prepared or received by the India Seller solely in connection with the sale of the Business or the Transactions or any other Transaction Agreement, including all such analyses relating to Buyer or any third-party bidder or potential purchaser and (B) all bids and expressions of interest received from third parties with respect to the Business, the Transferred IN Assets or the Assumed Liabilities;

(xiv) all assets, including Contracts, relating to the BladeAssure Product and any rights related thereto;

(xv) any warranties, representations and guarantees pertaining to any Excluded IN Asset or rights and defenses pertaining to any Excluded Liability; and

(xvi) any asset specifically identified on Section 2.01(b)(xvi) of the Disclosure Schedules; and

(xvii) the SIPCOT Arrangement if, prior to the Effective Time, the applicable Government Authority has not provided its written consent to both (A) the change in ownership of the assets of India Seller in connection with the Transactions and (B) the assignment of the SIPCOT Arrangement to Buyer (for the avoidance of doubt, the SIPCOT Arrangement shall be retained as an Excluded Asset if consent is obtained to only one or neither of clause (A) or clause (B)).

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume at the Closing and thereafter timely pay, discharge and perform the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”):

(i) all Liabilities arising under any of the Transferred Contracts and Transferred Leases, except to the extent (but subject to, and without any limitation of, the Assumed Liabilities set forth in Section 2.01(c)(v)) such Liabilities are required to be performed on or prior to the Effective Time;

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(ii) all Liabilities relating to Buyer’s ownership or operation of the Transferred Assets, to the extent arising from events, facts or circumstances that occur from and after the Effective Time;

(iii) all Liabilities with respect to Transfer Taxes that Buyer is required to bear pursuant to Section 9.02 and Taxes that Buyer is required to bear pursuant to Section 9.03;

(iv) except with respect to Excluded Bad Actor Liabilities, rights of directors or officers of India Seller or Global SSC who become Transferred Employees to indemnification and exculpation under the certificate of incorporation, bylaws or comparable organizational documents of India Seller or Global SSC, as applicable, now in effect and under applicable Law, solely to the extent such Persons are not covered by the India Seller’s or its Affiliates’ insurance coverage, or if such coverage is insufficient;

(v) all Liabilities expressly assumed by Buyer pursuant to Section 6.09;

(vi) all Assumed Accounts Payable outstanding as of the Effective Time, except to the extent due and owing to any Affiliate of the India Seller;

(vii) all Liabilities relating to or arising out of all warranties, representations and guarantees made by Sellers to Buyer or its Affiliates to the extent pertaining to the Business (excluding, for the avoidance of doubt, obligations of Sellers under the Transaction Agreements);

(viii) to the extent permitted by the Bankruptcy Code or other applicable Law, all Liabilities accruing after the Effective Time under Environmental Laws, including those relating in any way to the environment or natural resources, or human health and safety as related to Hazardous Materials, in each case, (A) solely to the extent pertaining to the Transferred Assets, and (B) provided that such Liabilities do not relate to or arise out of or result from any act, omission, event, condition or circumstance that occurred or existed on or prior to the Effective Time; and

(ix) all Liabilities relating to amounts required to be paid by Buyer hereunder.

(d) Excluded Liabilities. Notwithstanding any other provision of this Agreement, other than the Assumed Liabilities, none of Buyer nor any Affiliate of Buyer is assuming, and none of them shall be responsible to pay, perform, or discharge, and none of Buyer nor any Affiliate of Buyer, shall be or become liable for or subject to any Liabilities of the Sellers or the Debtor Seller Parties, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (collectively, the “Excluded Liabilities”), including but not limited to:

(i) any Liability of the Sellers or the Debtor Seller Parties for Taxes, except for any such Liabilities explicitly assumed by Buyer pursuant to Section 2.01(c)(iii);

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(ii) any Liability expressly retained by the Sellers or the Debtor Seller Parties pursuant to Section 6.09, including, but not limited to, any Liability relating to the Employee Plans that are not Assumed Employee Plans;

(iii) except as expressly assumed by Buyer pursuant to Section 2.01(c)(iv), any Liability relating to the officers, directors or independent contractors of the Sellers, whether incurred prior to, on or following the Closing;

(iv) all Non-Ordinary Course Employment Liabilities;

(v) any Liability relating to wages, bonuses, commissions, independent contractor payments, incentives, payroll, workers’ compensation, unemployment benefits, or similar payments that arises at or prior to the Closing or that is payable or becomes payable or due in whole or in part to any Person prior to or on the Closing, including all employer Taxes related thereto, except as expressly assumed by Buyer pursuant to Section 6.09;

(vi) any Liability relating to amounts to be paid by the Sellers or the Debtor Seller Parties or any of their respective Affiliates hereunder, including brokers’ fees;

(vii) all Liabilities owing to any agent, financial advisor, broker, finder, consultant, counsel, accountant or other third-party representative engaged or employed by the Sellers or the Debtor Seller Parties or any of their respective Affiliates in connection with the Bankruptcy Cases and/or the Transactions;

(viii) all Debt of the Sellers, Debtor Seller Parties and any of their respective Affiliates;

(ix) all Liabilities of the India Seller arising under the TK1 Loan Agreement;

(x) all Liabilities (other than Cure Costs) incurred in connection with the initiation or conduct of the Bankruptcy Cases, including all Liabilities arising out of the consummation of a plan of reorganization, including any distributions or other actions taken by TPI Parent and its bankruptcy estate or the Debtor Seller Parties (whether existing as of the Agreement Date or arising in the future);

(xi) all intercompany obligations between a Seller or Debtor Seller Party, on one hand, and another Seller or one of its Affiliates, on the other;

(xii) all Transaction Costs;

(xiii) (A) to the extent permitted by the Bankruptcy Code or other applicable Law, all Liabilities, accruing before or on the Effective Time under Environmental Laws, including those relating in any way to the environment or natural resources, or human health and safety as related to Hazardous Materials, in each case, to the extent pertaining to the Transferred Assets; and (B) to the maximum extent permitted by Law, all Liabilities accruing before the Effective Time, under Environmental Laws relating to or arising out of, or resulting from any act, omission, event, condition or circumstance that occurred or existed on or prior to the Effective Time;

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(xiv) except for Assumed Liabilities, any Liabilities arising out of or relating to any Action that is (A) pending or threatened on or before the Effective Time, (B) arises out of or relates to any act, omission, event, or circumstance occurring on or before the Effective Time, or (C) relates to the ownership or operation of the Business or the Transferred Assets on or before the Effective Time;

(xv) except for Assumed Liabilities, all Liabilities relating to or arising out of all warranties, representations and guarantees made by the India Seller to third parties (other than Buyer and its Affiliates);

(xvi) any Excluded Bad Actor Liabilities; and

(xvii) any other Liabilities relating to amounts to be paid by the Sellers or any Affiliate of a Seller pursuant to this Agreement.

Section 2.02. Purchase and Sale of Transferred Non-Debtor Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, and subject to the exclusions set forth in Section 2.04, to the maximum extent permitted by applicable Law (including Data Protection Obligations), at the Closing, each Non-Debtor Seller Party shall sell, convey, assign, transfer and deliver to Buyer (or a designated Affiliate thereof), and Buyer (or such designated Affiliate) shall purchase, acquire and accept from such Non-Debtor Seller Party, all of such applicable Non-Debtor Seller Party’s right, title and interest in, to and under the following assets, as the same shall exist immediately prior to the Closing free and clear of all Liens (other than Permitted Liens) (collectively, the “Transferred Non-Debtor Assets”):

(i) to the extent assignable under applicable Law, all rights of any Non-Debtor Seller Party under any non-disclosure or confidentiality, non-compete or non-solicitation Contracts with Transferred Employees or current or former employees, service providers or agents of any Non-Debtor Seller Party to the extent Related to the Business or pertaining to any material assets, rights, interests or operations of the Business;

(ii) to the maximum extent assignable under applicable Law, all other right, title and interests in, to and under assets of any Non-Debtor Seller Party Related to the Business; and

(iii) all claims and rights of any Non-Debtor Seller Party under any Insurance Policies in respect of any damage to or loss as a result of events or circumstances primarily related to or affecting any Transferred Non-Debtor Assets or Assumed Liabilities (and in such event only to such extent).

(b) Other than the Transferred Non-Debtor Assets, all other assets of any Non-Debtor Seller Party shall be retained by such Non-Debtor Seller Party.

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Section 2.03. Purchase and Sale of Transferred Debtor Assets.

(a) On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.04, to the maximum extent permitted by the Bankruptcy Code and applicable Law (including Data Protection Obligations), at the Closing, TPI Parent shall (and shall cause each Debtor Seller Party to) sell, convey, assign, transfer and deliver to Buyer (or an Affiliate designated by Buyer), and Buyer (or such designated Affiliate) shall purchase, acquire and accept from TPI Parent (or such applicable Debtor Seller Party), all of such TPI Parent’s (or such applicable Debtor Seller Party’s) right, title and interest in, to and under the following assets, as the same shall exist immediately prior to the Closing, and subject to entry of the Sale Order, free and clear of any and all Liens (other than Permitted Liens) (collectively, the “Transferred Debtor Assets” and together with the Transferred IN Assets and Transferred Non-Debtor Assets, the “Transferred Assets”):

(i) the Transferred Executory Contracts (together with the Transferred IN Contracts, the “Transferred Contracts”);

(ii) all Business Intellectual Property and Business Technology and Business Systems owned by TPI Parent or any Debtor Seller Party;

(iii) all rights of TPI Parent or any Debtor Seller Party under any non-disclosure or confidentiality, non-compete or non-solicitation Contracts with Transferred Employees or current or former employees, service providers or agents of TPI Parent or any Debtor Seller Party or any third party to the extent Related to the Business or pertaining to any material assets, rights, interests or operations of the Business;

(iv) all claims and rights of any Debtor Seller Party under any Insurance Policies in respect of any damage to or loss as a result of events or circumstances primarily related to or affecting any Transferred Debtor Assets or Assumed Liabilities (and in such event only to such extent);

(v) any asset specifically identified on Section 2.03(a)(v) of the Disclosure Schedules; and

(vi) all other assets of TPI Parent or any Debtor Seller Party Related to the Business.

(b) Other than the Transferred Debtor Assets, all other assets of TPI Parent or any Debtor Seller Party shall be retained by TPI Parent or such Debtor Seller Party.

Section 2.04. Assignment of Certain Transferred Assets and Transferred Contracts. Notwithstanding any other provision of this Agreement to the contrary, (but subject to Buyer’s payment of Cure Costs in accordance with Section 2.06) this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver (a) any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom, or (b) any Transferred Contract, in each case, if such attempted sale, conveyance, assignment, transfer or delivery thereof, without the Consent of a third party (including any Government Authority), would constitute a breach or other contravention thereof or a violation of applicable Law or Order. If, on the Closing Date, any such

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Consent has not been obtained such that an attempted sale, conveyance, transfer or assignment thereof would be ineffective or a violation of applicable Law, Order, or Contract, the applicable Seller (or Debtor Seller Party) and Buyer will, subject to Section 6.04 and Section 6.05, cooperate in good faith to promptly obtain such Consent and/or enter into a mutually agreeable arrangement under which, for up to six (6) months following Closing, (x) Buyer would, in compliance with applicable Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset or Transferred Contract in accordance with this Agreement, including, for example (and without limitation of other similar arrangements being employed instead and in place thereof), by subcontracting, sublicensing or subleasing such Transferred Asset or Transferred Contract to Buyer or a designated Affiliate of Buyer and/or (y) the applicable Seller (or Debtor Seller Party) would enforce for the benefit (and at the expense) of Buyer any and all of such Seller’s (or Debtor Seller Party’s) rights, claims or benefit against a third party associated with such Transferred Asset or Transferred Contract, and such party would promptly pay to Buyer when received all monies received by them under any such Transferred Asset, Transferred Contract, claim, right or benefit (net of the applicable Seller’s (or Debtor Seller Party’s) expenses incurred in connection with any assignment or other performance contemplated by this Section 2.04). If any such Consent is obtained following the Closing, such Seller (or Debtor Seller Party) shall sell, convey, assign, transfer and deliver to Buyer or an Affiliate designated by Buyer such Transferred Asset or Transferred Contract promptly after receipt of such Consent at no additional cost to Buyer.

Section 2.05. Closing. The closing of the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153), at 9:00 a.m. (New York City time) on the fifth (5th) Business Day following the date upon which all Closing Conditions are satisfied or waived in writing (to the extent permitted by applicable Law) in accordance with Article X (other than those Closing Conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each other Transaction Agreement, (a) except as otherwise expressly provided in this Agreement or such other Transaction Agreements, all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time.

Section 2.06. Designated Contracts; Cure Costs.

(a) Payment of Cure Costs. At Closing and pursuant to Section 365 of the Bankruptcy Code and the Sale Order, TPI Parent shall and shall cause each Debtor Seller Party to assume and, effective as of the Closing, assign to Buyer or an Affiliate designated by Buyer, and Buyer or an Affiliate designated by Buyer shall assume from TPI Parent or the applicable Debtor Seller Party the Transferred Executory Contracts to which TPI Parent or the applicable Debtor Seller Party is party. All Cure Costs shall be paid or caused to be paid by Buyer at or after Closing in accordance with the procedures set forth in the Sale Order or, if a cure objection has not been finally resolved as of the Closing, in accordance with Section 2.06(e) and none of the Sellers or their respective Affiliates shall have any Liability therefor.

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(b) Available Contract Schedule. On December 12, 2025, TPI Parent (i) filed with the Bankruptcy Court a list of all executory Contracts to which a Debtor is party and the proposed amount of the Cure Costs associated with each of such executory Contracts and (ii) served written notice to the non-Debtor counterparty (a “Cure Notice”) of each such executory Contract, in accordance with the Bidding Procedures Order. On or promptly following the date hereof, TPI Parent shall deliver to Buyer a list of each executory Contract that is Related to the Business (each, an “Available Executory Contract” and such list, the “Available Contract Schedule”). If, at any time following the Designation Deadline and prior to the Closing Date, TPI Parent becomes aware that it or any Debtor is a party to an Available Executory Contract that is not listed on the Available Contract Schedule (each, an “Undisclosed Contract”), TPI Parent will promptly update the Available Contract Schedule with respect to such Undisclosed Contract and (i) file with the Bankruptcy Court such updated Available Contract Schedule and (ii) serve a Cure Notice, which notice shall include such updated Available Contract Schedule, to the non-Debtor counterparty(ies) to such Undisclosed Contract.

(c) Designation by Buyer. As soon as reasonably practicable and not later than ten (10) days following TPI Parent’s delivery to Buyer of the Available Contract Schedule (the “Designation Deadline”), Buyer may elect, by written notice to TPI Parent, each Available Executory Contract it wishes to acquire and have assigned to it or one of its Affiliates on the Closing Date (each such Contract, a “Transferred Executory Contract”), and each such Transferred Executory Contract shall be deemed a Transferred Asset for purposes hereof. Any Available Executory Contract not designated by Buyer in writing as a Transferred Executory Contract on or before the Designation Deadline shall be deemed an Excluded Debtor Contract. From time to time prior to the date which is five (5) Business Days prior to Closing, Buyer may elect, by written notice to TPI Parent, to designate any Transferred Executory Contract as an Excluded Debtor Contract, and from and after such date, such executory contract shall be deemed for all purposes hereunder an Excluded Debtor Contract. In accordance with the Bid Procedures and Bidding Procedures Order, TPI Parent shall, or shall cause its Affiliate to, file with the Bankruptcy Court a notice of assumption and assignment and shall serve such notice on each applicable non-Debtor counterparty, which notice of assumption and assignment shall identify all Transferred Executory Contracts, in accordance with the Bid Procedures and Bidding Procedures Order. Notwithstanding the foregoing, an Available Executory Contract shall not be a Transferred Executory Contract hereunder and shall not be assigned to, or assumed by, any Debtor if such Available Executory Contract is validly terminated by the other party thereto or terminates or expires in accordance with its own terms on or prior to the Closing Date and is not continued or otherwise extended prior to or upon assumption and assignment of such Available Executory Contract. For the avoidance of doubt, if Buyer exercises its rights pursuant to this Section 2.06(c) to designate an Available Executory Contract as a Transferred Executory Contract or as an Excluded Debtor Contract (as the case may be), there will be no increase or reduction in the Purchase Price as a result of such designation or change in designation.

(d) Treatment of Undisclosed Contracts. Notwithstanding the Designation Deadline, Buyer may elect, by written notice to TPI Parent, an Undisclosed Contract to be a Transferred Executory Contract within fourteen (14) days of TPI Parent’s notice to Buyer of its discovery thereof (but in any event, prior to Closing), following which TPI Parent shall promptly file (or cause to be filed) with the Bankruptcy Court and serve upon the non-Debtor counterparty an amended notice of assumption clearly reflecting the addition of such Undisclosed Contract. In

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the event the non-Debtor counterparty does not timely object to the Cure Notice, the Undisclosed Contract shall be assumed by TPI Parent (or TPI Parent shall cause the applicable Debtor to assume such Undisclosed Contract) and be assigned to Buyer or an Affiliate designated by Buyer effective as of the date the amended notice of assumption listing such Undisclosed Contract was filed. In the event the non-Debtor counterparty timely objects to the Cure Notice, the transfer of such Undisclosed Contract will not occur until the Bankruptcy Court rules on the pending objection or the objection is resolved in a manner mutually acceptable to Buyer, TPI Parent and the non-Debtor counterparty (with an effective assumption and assignment date to be agreed to by the Buyer, TPI Parent and non-Debtor counterparty or ordered by the Bankruptcy Court). Buyer shall pay or cause to be paid Cure Costs in respect of any Undisclosed Contract that becomes a Transferred Executory Contract. Any Debtor that assumes and assigns an Undisclosed Contract to Buyer shall be deemed a Debtor Seller Party under this Agreement and a party to the Bill of Sale, Assignment and Assumption Agreement (Asset Sale).

(e) Resolution of Cure Disputes. If any objections are filed by, or received from, any non-Debtor counterparty in response to a Cure Notice, TPI Parent will use, or will cause the applicable Debtor Seller Parties to use, commercially reasonable efforts to resolve any such objections with such non-Debtor counterparty. TPI Parent shall not resolve any such objection without the Buyer’s consent to the terms of the resolution, provided that such consent shall not be unreasonably withheld, conditioned or delayed. If any such cure objection is not consensually resolved or finally determined by the Bankruptcy Court prior to the Closing Date with respect to any Transferred Executory Contract, so long as Buyer (x) pays or causes to be paid on or before the Closing Date such non-Debtor counterparty an amount equal to the undisputed portion of Cure Costs payable with respect to such Transferred Executory Contract and (y) appropriately reserves funding for the disputed portion of such Cure Costs pending resolution of such cure objection, subject to entry by the Bankruptcy Court of the Sale Order, TPI Parent shall assume and assign (or shall cause the applicable Debtor Seller Party to assume and assign) such Transferred Executory Contract to Buyer or an Affiliate designated by Buyer at the Closing, and upon either the consensual resolution or final determination by the Bankruptcy Court of such cure objection, Buyer shall promptly pay or cause to be paid to such non-Debtor counterparty any remaining Cure Costs owing to such non-Debtor counterparty with respect to such Transferred Executory Contract.

Section 2.07. Withholding. Neither Buyer nor any of its Affiliates shall be entitled to deduct or withhold Taxes from any payments made under this Agreement except as required by applicable Law relating to Taxes. If any applicable Law relating to Taxes requires the deduction or withholding of any Tax from any such payments, then Buyer or any of its Affiliates shall be entitled to make such deduction or withholding and any such amounts deducted or withheld shall be treated for all purposes of this Agreement as having been paid by Buyer or any of its Affiliates to the recipient in respect of which such deduction and withholding was made; provided, that, Buyer shall (a) use commercially reasonable efforts to cooperate with the Sellers to reduce such potential withholding, including through accepting any duly completed and executed relevant form establishing an entitlement to reduce withholding under applicable Law, (b) timely pay such amounts withheld to the applicable Government Authority, and (c) provide the Sellers with an original or certified copy of a receipt evidencing such timely payment to the applicable Government Authority. Notwithstanding the foregoing, this Section 2.07 shall not apply with respect to the deduction or withholding of any Transfer Taxes, which shall be governed by Section 9.02, or with respect to the deduction or withholding of any Taxes required to be withheld under the Indian Income Tax Act, which shall be governed by Section 7.06.

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ARTICLE III

PURCHASE PRICE

Section 3.01. Purchase Price. The aggregate consideration to be paid by Buyer for the sale of all of the Transferred Assets shall be an amount in cash equal to (i) the IN Purchase Price plus (ii) the Related Assets Purchase Price minus (iii) any Deferred Lease Amount (collectively, the “Purchase Price”) plus, the assumption of the Assumed Liabilities. The Parties acknowledge and agree that the IN Purchase Price is a lump sum consideration for the Target Business as a whole, and no independent value is assigned to each or any of the components of the Target Business.

Section 3.02. Purchase Price Deposit Escrow. Upon the execution of this Agreement, pursuant to the terms of the Escrow Agreement, Buyer shall immediately deposit the Purchase Price Deposit Escrow Amount with the Escrow Agent by wire transfer of immediately available funds, to be released by the Escrow Agent and delivered to either Buyer or TPI Parent in accordance with the provisions of this Agreement, the Escrow Agreement and the Bid Procedures. The Purchase Price Deposit Escrow Amount (together with all accrued investment income thereon (if any)) shall be distributed from the Purchase Price Deposit Escrow Account upon the earlier of the Closing or the termination of this Agreement in accordance with Section 3.03 or Section 11.03, as applicable.

Section 3.03. Certain Closing Deliverables. At the Closing:

(a) the applicable Sellers shall deliver or cause to be delivered to Buyer (or in the case of Section 3.03(a)(xiv) below, the Escrow Agent) the following:

(i) a counterpart of the Bill of Sale, Assignment and Assumption Agreement (Asset Sale) for the Transferred Debtor Assets and Transferred Non-Debtor Assets, in the form attached hereto as Exhibit A-1 (the “Bill of Sale, Assignment and Assumption Agreement (Asset Sale)”), duly executed by TPI Parent, Global SSC and the applicable Debtor Seller Parties;

(ii) a counterpart of the Bill of Sale, Assignment and Assumption Agreement (Slump Sale) for the Transferred IN Assets, in the form attached hereto as Exhibit A-2 (the “Bill of Sale, Assignment and Assumption Agreement (Slump Sale)”), duly executed by India Seller;

(iii) a counterpart to the delivery note, in the form attached hereto as Exhibit B (the “Asset Sale Delivery Note”) evidencing the delivery of the Transferred Non-Debtor Assets held by Global SSC, which are capable of transfer by actual or constructive delivery with the intent that title in such Transferred Non-Debtor Assets shall pass by and upon delivery of actual or constructive possession, duly executed by Global SSC;

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(iv) a counterpart of an assignment, novation agreement, or a new lease agreement, for each Transferred Lease, duly executed by India Seller and the applicable landlord and registered before the appropriate Government Authority (or, if such registration is not complete, evidence that a Registration Appointment has been scheduled with the appropriate Government Authority in accordance with Section 6.05(b)), pursuant to which the India Seller assigns, transfers or otherwise delivers such Transferred Lease to Buyer, in form and substance reasonably acceptable to the Buyer and TPI Parent, pursuant to which the landlord under such Transferred Lease, from and after the Effective Time, (x) waives any and all existing defaults of the India Seller and its Affiliates under the Transferred Leases occurring prior to the Effective Time, whether known or unknown, (y) each Transferred Lease is in full force and effect as of the Effective Time and (z) the India Seller and TPI Parent, as guarantor, are not in default under any Transferred Lease as of the Effective Time (the “Lease Transfer Agreements”);

(v) a counterpart of the IP Assignment Agreement, in the form attached hereto as Exhibit C (the “IP Assignment Agreement”), duly executed by TPI Parent or the applicable Debtor Seller Party;

(vi) a counterpart of the IP License Agreement, in the form attached hereto as Exhibit D (the “IP License Agreement”), duly executed by TPI Parent or a Debtor Seller Party (as applicable), in the form and substance reasonably acceptable to TPI Parent and the Buyer;

(vii) the officer’s certificates required to be delivered pursuant to Section 10.02(a)(v);

(viii) a counterpart to the Business Transfer Agreement, in the form attached hereto as Exhibit E (the “Business Transfer Agreement”), duly executed by the India Seller;

(ix) evidence, in form and substance reasonably satisfactory to Buyer, that all consents, approvals, or waivers required in connection with the assignment or transfer of or otherwise pursuant to each of the contracts set forth on Section 4.02 and Section 4.03 of the Disclosure Schedules have been duly obtained and are in full force and effect;

(x) all required Transfer Tax stamps and transfer forms (if any), unless under applicable Law such Transfer Tax stamps or duly stamped transfer forms are only available post-Closing;

(xi) an IRS Form W-9 from TPI Parent and each Debtor Seller Party selling, conveying or transferring any Transferred Debtor Assets;

(xii) an IRS Form W-8BEN-E from India Seller and each Non-Debtor Seller Party selling, conveying or transferring any Transferred IN Assets or Transferred Non-Debtor Assets;

(xiii) such other instruments of conveyance or transfer, in form and substance reasonably acceptable to the Sellers and Buyer, as may be necessary to convey the Transferred Assets to Buyer;

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(xiv) a counterpart of the Written Instructions to the Escrow Agent, duly executed by TPI Parent, directing the Escrow Agent to deliver to TPI Parent, the Purchase Price Deposit Escrow Amount;

(xv) a counterpart to the Termination and Release Agreement contemplated by Section 6.06, duly executed by APAC II and TPI Parent;

(xvi) a counterpart of the TSA, duly executed by TPI Parent or its applicable Subsidiaries, to the extent the TSA is not already in full force and effect as of the Closing; and

(xvii) evidence, in form and substance reasonably satisfactory to Buyer, that all Liens (other than Permitted Liens) encumbering the Transferred Assets, as applicable, have been or will be released, discharged or terminated effective as of the Closing;

(b) Buyer shall deliver or cause to be delivered to the Sellers the following:

(i) an amount equal to (A) the Purchase Price, minus (B) the Purchase Price Deposit Escrow Amount, by wire transfer of immediately available funds to an account or accounts as directed by TPI Parent and the India Seller, in writing prior to the Closing Date;

(ii) a counterpart of the Bill of Sale, Assignment and Assumption Agreement (Asset Sale), duly executed by Buyer;

(iii) a counterpart of the Bill of Sale, Assignment and Assumption Agreement (Slump Sale) duly executed by Buyer;

(iv) a counterpart of the Asset Sale Delivery Note, duly executed by Buyer;

(v) a counterpart of each Lease Transfer Agreement, duly executed by Buyer (or to the extent required by Law, a designated Affiliate of Buyer);

(vi) a counterpart of the IP Assignment Agreement, duly executed by Buyer;

(vii) a counterpart of the IP License Agreement, duly executed by Buyer;

(viii) the officer’s certificate required to be delivered to the Sellers pursuant to Section 10.01(a)(v);

(ix) a counterpart to the Termination and Release Agreement contemplated by Section 6.06, duly executed by Buyer Parent;

(x) a counterpart to the Business Transfer Agreement, duly executed by Buyer; and

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(xi) a counterpart of the TSA, duly executed by Buyer to the extent the TSA is not already in full force and effect as of the Closing; and

Section 3.04. Reserved.

Section 3.05. Purchase Price Allocation.

(a) Notwithstanding any other provision of this Agreement, (a) the Transferred IN Assets shall be considered a single mass asset for India tax purposes and (b) the terms and provisions of this Section 3.05(a) shall survive the Closing without limitation.

(b) The Parties agree to allocate the Related Assets Purchase Price, the Assumed Liabilities (excluding the Assumed IN Liabilities), and all other relevant items among and between the Transferred Assets (excluding the Transferred IN Assets) in accordance with the allocation under this Section 3.05(b). Reasonably in advance of the Closing Date, the Sellers shall deliver to Buyer its proposed allocation, based on their good faith determination of the value of the Transferred Assets (excluding the Transferred IN Assets), for review and comment. Buyer and the Sellers shall mutually cooperate to resolve any differences in good faith, with the objective of having an agreed tentative allocation at least five (5) Business Days prior to the Closing, which shall govern, pending the final allocation, except as provided below with respect to the failure to agree on a final allocation. In absence of an agreed tentative allocation, the Sellers’ allocation (as adjusted after giving good faith consideration to any Buyer comments, which allocation shall be delivered to the Buyer no later than two (2) Business Days prior to the Closing) shall govern, pending the final allocation, except as provided below with respect to the failure to agree on a final allocation. Accordingly, the tentative allocation shall govern the initial remittance of any Transfer Taxes with respect thereto, subject to adjustment in accordance with the later determined final allocation. No later than thirty (30) Business Days after Closing, the Buyer shall deliver to the Sellers a proposed final allocation of the Related Assets Purchase Price and the Assumed Liabilities (excluding the Assumed IN Liabilities) (and all other relevant items) as of the Closing Date among and between the Transferred Assets (excluding the Transferred IN Assets) determined in a manner consistent with the agreed tentative allocation. Buyer and the Sellers shall negotiate in good faith to agree on a final allocation for a period of forty-five (45) days following the Buyer’s delivery of the draft of the proposed final allocation (as agreed during such period, the “Purchase Price Allocation”). The Purchase Price Allocation shall be conclusive and binding on the Parties. None of the Parties shall take any position inconsistent with the Purchase Price Allocation, if any, on any Tax Return or in any audit or Tax proceeding, unless otherwise required by a final determination by a Government Authority. In the event the Buyer and Sellers are unable to agree upon a final allocation, each such party shall make its own determination of the proper allocation in good faith consistent with the agreed tentative allocation, or in the absence of an agreed tentative allocation, in good faith based on such party’s good faith determination of value of the Transferred Assets.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to Buyer, severally and not jointly (provided that all representations and warranties made by TPI Parent are also made with respect to the Debtor Seller Parties), that, except as set forth in the Disclosure Schedules (as applicable to such Seller):

Section 4.01. Formation and Authority of the Sellers; Enforceability. Each Seller is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization. TPI Parent directly or indirectly owns, beneficially and of record, all of the issued and outstanding equity interests of each Seller and each Debtor Seller Party, free and clear of all Liens (other than Permitted Liens, restrictions imposed by applicable securities Laws and the Bankruptcy Cases). Except for such authorizations required by the Bankruptcy Court, (a) such Seller, and (b) in the case of each Debtor Seller Party, TPI Parent on such Debtor Seller Party’s behalf, in each case, has the requisite power, legal capacity and authority to execute, deliver and perform its obligations under this Agreement and will have prior to the Closing the requisite corporate or other appropriate power and authority to execute, deliver and perform its obligations under the other Seller Transaction Agreements to which it is a party (including the consummation of the Seller Transactions). Each Seller has the requisite power, legal capacity and authority to own, lease and operate its business as now conducted, including with respect to the Transferred Assets, as applicable, and is duly qualified as a foreign corporation or other entity or organization to do business, and to the extent legally applicable, is in good standing in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing has not had or would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance by each Seller of the Seller Transaction Agreements (including the consummation of the Seller Transactions) to which it is a party have been, or will be prior to the Closing, duly authorized by all requisite corporate or organizational action on the part of such Seller, and no approval by such Seller’s shareholder or governing body is required in connection with such Seller’s execution, delivery and performance of the Seller Transaction Agreements. Except for such authorizations as may be required by the Bankruptcy Court, this Agreement has been duly executed and delivered by each Seller, and upon execution and delivery thereof, the other Seller Transaction Agreements will be duly executed and delivered by such Seller, as applicable, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.02. No Conflicts. Provided that all Consents, waivers and other actions listed on Section 4.02 or Section 4.03 of the Disclosure Schedules have been obtained or satisfied, the execution, delivery and performance by each Seller of the Seller Transaction Agreements (including the consummation of the Seller Transactions) do not and will not:

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(a) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational or governing documents of such Seller (or, with respect to TPI Parent, any Debtor Seller Party);

(b) violate in any material respect any Law or Order applicable to such Seller (or, with respect to TPI Parent, any Debtor Seller Party) or the Business, or by which the Transferred Assets are bound or subject; or

(c) violate, conflict with, result in a breach of or constitute a violation or default (or, any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right to terminate, cancel or accelerate, or result in a loss of a material benefit under any Material Contracts to which such Seller or any of its Subsidiaries or Affiliates is a party or by which any of the Transferred Assets is bound.

Section 4.03. Consents and Approvals. Except as set forth on Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by each Seller of the Seller Transaction Agreements (including the consummation of the Seller Transactions) do not and will not require any Consent, waiver, or other action from or by, or any filing with or notification to, any Government Authority by such Seller, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the lack of any such Consent, waiver, or other action or filing or notification would not, individually or in the aggregate, reasonably be expected to be material to the Business or to prevent, materially delay or materially impair such Seller’s ability to consummate the Transactions or perform its obligation under the Seller Transaction Agreements to which it is a party, or (c) as may be necessary solely and exclusively as a result of any facts or circumstances relating to Buyer or its Affiliates.

Section 4.04. Financial Information; Absence of Undisclosed Liabilities.

(a) Section 4.04(a) of the Disclosure Schedules sets forth the unaudited consolidated balance sheet and income statement of India Seller for the year ended December 31, 2025 (the “Financial Statements”).

(b) The Financial Statements (i) have been (or will be) prepared based on the books and records of the India Seller, (ii) have been (or will be) prepared in all material respects in accordance with GAAP and (iii) present fairly (or will present fairly), in all material respects, the financial condition and results of operation of the Business (on a consolidated basis with the business of TPI Parent’s Affiliates) as of the respective dates and for the respective periods presented, subject to normal year-end adjustments none of which are material in amount and the absence of complete notes (as applicable) none of which are material in nature.

(c) Except (i) Liabilities set forth in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business since August 11, 2025 (none of which relate to breach of Contract, tort, infringement, violation of Law, Order or Permit, or any Action (other than claims filed in the Bankruptcy Cases), in each case, that would result in Liability that would constitute an Assumed Liability), (iii) Liabilities arising under this Agreement, (iv) Excluded Liabilities and (v) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Business, there are no Liabilities of the Business or the India Seller that are required to be reflected on, reserved against or otherwise described in a balance sheet prepared in accordance with GAAP.

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Section 4.05. Absence of Certain Changes or Events. Except as contemplated by the Transaction Agreements, or in connection with the negotiation and execution of the Transaction Agreements, the filing of the Bankruptcy Cases or the consummation of the Transactions, since August 11, 2025 (a) through the Agreement Date, each Seller is conducting the Business in all material respects in the ordinary course of business, (b) through the Agreement Date, there has not been a Material Adverse Effect, and (c) there has been no change in any method of accounting or accounting practice of such Seller, except as required by GAAP or applicable Law.

Section 4.06. Absence of Litigation. Other than the Bankruptcy Cases and any adversary proceedings or contested motions commenced in connection therewith, there are no Actions or Orders pending, existing or, threatened in writing against any Seller, in each case, that would or would reasonably be expected to materially prevent, delay or impair such Seller’s ability to consummate the Transactions or perform its obligations under the Transaction Agreements. Except as set forth on Section 4.06 of the Disclosure Schedules, there are no Actions or Orders pending, existing or threatened in writing against any Seller (with respect to the Business) that would individually or in the aggregate be expected to be material to the Business.

Section 4.07. Brokers. Except for fees and expenses of Jefferies LLC and Alvarez & Marsal North America, LLC (the “Sellers’ Bankers”) (whose fees and expenses shall be solely borne by the Sellers as an Excluded Liability), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Sellers or any of its respective Affiliates in connection with the Transactions and no broker, finder or investment banker, other than the Sellers’ Bankers has acted for or on behalf of the Sellers, or any of their Affiliates in connection with the Transactions.

Section 4.08. Title; Sufficiency of Transferred Assets.

(a) Each Seller (or with respect to TPI Parent, each applicable Debtor Seller Party) has good title to, free and clear of any Liens (other than Permitted Liens) or a valid leasehold interest in or license to all Transferred Assets (including (i) any personal property leased pursuant to a Transferred Contract and (ii) any Intellectual Property licensed pursuant to a Transferred Contract) that are owned by or otherwise made available to such Seller or otherwise used in the ordinary course of business for the conduct of the Business, and at the Closing, subject to Section 2.04, Buyer will own good and valid title to or have a valid leasehold interest in or license to each of the Transferred Assets free and clear of all Liens (other than Permitted Liens). For the avoidance of doubt, the foregoing representations and warranties shall not apply to leases relating to Transferred Leased Real Property, which are otherwise governed by Section 4.17 hereof.

(b) Assuming receipt of all consents, approvals and authorizations as contemplated pursuant to Section 6.05, the Transferred Assets (together with all Intellectual Property rights and the rights granted and services to be performed under the Transaction Agreements) constitute (i) all of the properties, rights and assets that are necessary to permit the Buyer to conduct the Business as a going concern, after the Closing, in all material respects as presently conducted by the Sellers and the Debtor Seller Parties, (ii) are, in all material respects, in good and working order (subject to normal wear and tear), and (iii) are suitable in all material respects for the uses for which they are intended.

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(c) No asset, property, right or service of the India Seller or any of its Affiliates that is not a Transferred Asset is material to, or necessary for, the ownership, operation or conduct of the Business as presently conducted by the Sellers and/or the Transferred Assets. Without limiting the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, no Excluded IN Asset is necessary for the ownership, operation or conduct of the Business as presently conducted by the Sellers.

(d) Except as set forth on Section 4.08(d) of the Disclosure Schedules, no Seller or Affiliate of any Seller is aware of, to the Knowledge of the Sellers, any facts, circumstances, or conditions that would reasonably be expected to prevent or impair Buyer’s ability to operate the Business in the ordinary-course following Closing in any material respect, including in substantially the same manner as conducted by the Sellers and their Affiliates immediately prior to the Closing.

Section 4.09. No Other Business. With respect to the India Seller, as of the Agreement Date, the India Seller is not engaged in any business, operations or activities other than the Business.

Section 4.10. Compliance with Laws, Permits.

(a) Each Seller and its Affiliates is not in violation of any Laws or Orders applicable to such Seller’s conduct of the Business in any material respect. Such Seller and its Affiliates have not received any written notice of or been charged with the violation of any Laws or Orders, except where such violation would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(b) Section 4.10(b) of the Disclosure Schedules sets forth each of the material Permits held by the India Seller and constitute all of the material Permits necessary for the operation of the Business as currently conducted by the India Seller. Each such Permit is valid, binding and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the India Seller has not received written notice threatening to suspend, revoke, withdraw or modify any Permit listed on Section 4.10(b) of the Disclosure Schedules. Each Permit that is transferable to Buyer or an Affiliate designated by Buyer is listed on Section 4.10(b)(i) of the Disclosure Schedules. Section 4.10(b)(ii) of the Disclosure Schedules sets forth all Permits that are not transferable to Buyer or an Affiliate designated by Buyer.

Section 4.11. Intellectual Property.

(a) Section 4.11(a)(i) of the Disclosure Schedules sets forth a list of all material Business Registered IP, other than any registrations or applications that may have expired or been cancelled or abandoned in the ordinary course of business prior to the Agreement Date, and Section 4.11(a)(ii) of the Disclosure Schedules sets forth a list of all material but unregistered Intellectual

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Property owned by each Seller (and, with respect to TPI Parent, each Debtor Seller Party) and Related to the Business. Section 4.11(a)(iii) of the Disclosure Schedules sets forth a list of all Software owned, licensed, used, reproduced, modified, or distributed by the Sellers (and, with respect to TPI Parent, the Debtor Seller Parties) that is Related to the Business, and material to the operation of the Business. To the Knowledge of the Sellers, the Sellers (and, with respect to TPI Parent, the Debtor Seller Parties) (as applicable) own all right, title and interest in or have a valid right to use, the Business Intellectual Property, the Business Technology, and Intellectual Property licensed pursuant to the Transferred Contracts. To the Knowledge of the Sellers, the Business Intellectual Property, the Business Technology, and the Intellectual Property licensed pursuant to the Transferred Contracts, and the operation of the Business, as of the date hereof does not infringe upon or misappropriate or otherwise violate the Intellectual Property of any third party in a manner that would, individually or in the aggregate, reasonably be expected to be material to the Business. To the Knowledge of the Sellers, the Sellers and the Business have complied in all material respects with all of their obligations pursuant to all Transferred Contracts under which Intellectual Property is licensed from or to the Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Business Intellectual Property, the Business Technology, and the Intellectual Property licensed pursuant to the Transferred Contracts represents all Intellectual Property required to operate the Business of the Sellers as currently operated and as it had been operated in the twelve (12) months prior to the date of this Agreement.

(b) The Sellers have not received any written claim or notice from any Person during the past six (6) years alleging that the operation of the Business or any product or service of the Business infringes upon or misappropriates or otherwise violates any Intellectual Property of any third party which, if proven or established, would, individually or in the aggregate, reasonably be expected to be material to the Business. As of the date hereof, there are no Actions or Orders pending, existing or threatened in writing against the Sellers alleging that the operation of the Business or any product or service of the Business infringes upon or misappropriates or otherwise violates any Intellectual Property of any third party which, if proven or established, would, individually or in the aggregate, reasonably be expected to be material to the Business.

(c) To the Knowledge of the Sellers, no Person is currently infringing upon or misappropriating or otherwise violating any Business Intellectual Property, except for any such infringements or misappropriations that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(d) To the Knowledge of the Sellers, the Business Systems do not contain any viruses, malware, Trojan horses, worms, other undocumented contaminants, material bugs, vulnerabilities, faults, disabling codes, or other devices or effects that reasonably could (i) enable or assist any Person to access without authorization the Business Systems or any information in the Business Systems, or (ii) otherwise adversely affect the functionality of the Business Systems. In the past three (3) years, there have been no security breaches, Data losses or failures of the Business Systems in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, the Sellers are in actual possession of and have sufficient control and rights over, or have valid and enforceable rights to use, all Data Related to the Business. No Data that is used in connection with the Business is necessary to conduct the Business, except for Data that is (I) transferred to Buyer as a Transferred Asset, (II) expressly licensed to Buyer Parent pursuant to the duly executed IP License Agreement, or (III) made available to Buyer Parent under the TSA.

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(e) The Sellers (and, with respect to TPI Parent, the Debtor Seller Parties) have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets and other confidential information included in the Business Intellectual Property and Business Technology except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. To the Knowledge of the Sellers, during the past two (2) years, there has been no unauthorized use by any Person of any such Trade Secrets, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Sellers, with respect to the Personal Data contained in the Transferred Assets, have, during the three (3) years preceding the Agreement Date: (i) complied with all Data Protection Obligations; (ii) had commercially reasonable safeguards in place designed to protect Personal Data in the possession or under the control of the Sellers against loss, theft, or unauthorized disclosure; (iii) not experienced any security breach; and (iv) not received any written notice of any claims alleging any violation of any Data Protection Obligations by the Sellers.

Section 4.12. Environmental Matters.

(a) The Sellers, with respect to the Business, are in compliance with all applicable Environmental Laws, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business: (i) the Sellers, with respect to the Business, are in compliance with all Environmental Permits required to operate the Transferred Assets or the Business, (ii) each such Environmental Permit is valid and in full force and effect, (iii) there are no existing, or to the Knowledge of the Sellers, pending, or threatened Actions, Orders or proceedings relating to the appeal, revocation, withdrawal, non-renewal, suspension, cancellation or termination of such Environmental Permits, and (iv) any applications for renewal of such Environmental Permits due under Environmental Laws or the terms of such Environmental Permits as of the date of this Agreement have been duly filed with the applicable Government Authority within the time frame required under applicable Environmental Laws.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, there are no Actions or Orders pending, existing or, to the Knowledge of the Sellers, threatened against the Sellers, with respect to the Business, alleging that a Seller is violating, or responsible for a Liability under, any Environmental Law, nor has any Seller otherwise received any written notice from any Government Authority or other Person alleging any violation of, or Liability under, any Environmental Law, which, in each case, remains pending or unresolved.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, there have been no Releases of Hazardous Materials by the Sellers, with respect to the Business, at or from the Transferred Leased Real Property in concentrations greater than those allowed under Environmental Laws or Environmental Permits, which would reasonably be expected to require investigation, remediation or monitoring by the Sellers.

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(e) The India Seller has provided or otherwise made available to Buyer: (i) copies, or a list of, all Environmental Permits currently held by the India Seller; (ii) copies of all material, non-privileged documents bearing on the India Seller’s, with respect to the Business, unresolved material environmental Liabilities or violations of Environmental Law, to the extent in their possession or reasonable control.

Section 4.13. Material Contracts.

(a) Section 4.13(a) of the Disclosure Schedules lists the following Contracts Related to the Business that are in effect as of the date hereof (other than purchase orders) to which such Seller or, with respect to TPI Parent, any Debtor Seller Party is party or bound (collectively, the “Material Contracts”):

(i) Contracts, other than Employee Plans, with any current or former officer, employee or director of each Seller;

(ii) any Collective Bargaining Agreement, with any labor union, works council or association representing any Transferred Employee;

(iii) Contracts to sell (including contracts to assign or sublease any material Leased Real Property) or otherwise dispose (other than a non-exclusive license or sublicense) of any material Transferred Asset, other than in the ordinary course of business, which Contracts have obligations that have not been satisfied or performed;

(iv) Contracts relating to the acquisition by any Seller of any operating business or the capital stock of any other Person, in each case, and for which the acquisition is still pending;

(v) other than intercompany Debt made or incurred in the ordinary course or in accordance with any Order of the Bankruptcy Court, Contracts relating to incurrence of Debt or the making of any loans;

(vi) Contracts (or series of Contracts with the same counterparty), to the extent Related to the Business, (A) to purchase goods or products from a supplier that will result in purchases or expenditures by such Seller in an aggregate amount that exceeds $100,000 annually or (B) to sell goods or products to a customer other than the Buyer, and, in the case of (A) and (B), extends or requires performance by any party thereto for more than one (1) year from the Agreement Date and are not terminable by such Seller without penalty on less than ninety (90) days’ notice;

(vii) Contracts to enter into any commitment for capital expenditures in excess of $100,000;

(viii) Contracts with any Government Authority that will result in sales or expenditure by the Sellers in excess of $10,000 annually; and

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(ix) all Transferred Leases.

(b) Each Material Contract is a legal, valid and binding obligation of the Seller or Debtor Seller Party that is party thereto, and, to the Knowledge of the Sellers, each other party to such Material Contract, and is enforceable against such Seller or Debtor Seller Party, and, to the Knowledge of the Sellers, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception.

(c) To the Knowledge of the Sellers, none of the Sellers has received or delivered any notice of any material default or event that with notice or lapse of time or both would constitute a material default under any Material Contract, except for defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

Section 4.14. Employment and Employee Benefits Matters.

(a) As of the date hereof, except as set forth on Section 4.14(a) of the Disclosure Schedules, there are no Employee Plans exclusively covering any Covered Indian Employees or Covered Employees, or, in each case, the dependents or beneficiaries of the foregoing. With respect to each Assumed Employee Plan, the Sellers have previously provided to Buyer a true and complete copy of the following documents, to the extent applicable: (i) any written plan documents and all amendments thereto, (ii) insurance Contracts or other funding arrangements, (iii) the most recent audited financial statements and actuarial valuation reports, and (iv) any material, non-routine correspondence with any Government Authority received in the past twenty-four (24) months regarding the operation or the administration of such Assumed Employee Plan. With respect to each other material Employee Plan, the Sellers have previously provided to Buyer a true and complete copy of any written plan documents and all amendments thereto or a summary plan description of such plan.

(b) Section 4.14(b) of the Disclosure Schedules sets forth a list, as of the date of this Agreement, of all Covered Indian Employees and Covered Employees specifying (i) job title, (ii) status (e.g., full-time regular, part-time regular, variable, seasonal, temporary, leased), (iii) work location (city, state and country), (iv) hire date, (v) eligibility for incentive compensation, (vi) classification under the Fair Labor Standards Act and any similar applicable Law (i.e., exempt, non-exempt), (vii) leave of absence status (including anticipated return date, if applicable), (viii) employing entity and (ix) whether such Person holds a work visa, permit or other similar approval. Other than as listed on Section 4.14(b) of the Disclosure Schedules, to the Knowledge of the Sellers, no other employee of India Seller or Global SSC provides substantially all of such employee’s services to the Business. The Covered Indian Employees and the Covered Employees provide all or substantially all of their employment services to the Business, and not to other businesses owned or controlled by the Affiliates of India Seller.

(c) As of the date hereof, there are no individual independent contractors or consultants of the Sellers or Debtor Seller Parties who primarily provide services to the Business.

(d) No Seller is party to or bound by any Collective Bargaining Agreement or other Contract with a Union and no Covered Employee or Covered Indian Employee is represented by a Union with respect to their employment with such Seller. To the Knowledge of the Sellers, there is no effort currently being made or threatened by, or on behalf of, any Union to organize any Covered Employee or Covered Indian Employee, and there has been no such effort during the past three (3) years.

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(e) There are no: (i) strikes, concerted work stoppages, concerted work slowdowns or lockouts pending, or, to the Knowledge of the Sellers, threatened against such Seller, or (ii) Actions or Orders or any other unfair labor practice charges, or labor grievances or arbitrations pending, or, to the Knowledge of the Sellers, threatened. Each Seller, and its respective Affiliates are, and has been for the past three (3) years, in compliance in all material respects with all employment Laws with respect to the Covered Employees, Covered Indian Employees and individual independent contractors or consultants who, in each case, primarily provides services to the Business.

(f) With respect to the Covered Employees and Covered Indian Employees: (i) there has been no plant closing or mass layoff within the last twelve (12) months; and (ii) there has been no temporary furlough, layoff or plant closing within the last six (6) months which the Sellers now reasonably believes will last longer than six (6) months beyond the time period during which the furlough, layoff or plant closing was implemented.

(g) As of the Closing Date, except as would not result in material liability for any Seller or the Business, the Sellers have paid in full (i) to any Covered Employee or Covered Indian Employee, any wages, salaries, commissions, bonuses and compensation due and payable prior to the Closing Date and (ii) to all independent contractors, consultants, and temporary employees exclusively performing services for the Business, any fees for services that are due and payable prior to the Closing Date.

(h) To the Knowledge of the Sellers, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, accelerate the vesting, funding, or delivery of, or increase the amount or value of, any payment, severance, or benefit to any Covered Employee or Covered Indian Employee or any individual independent contractor or individual consultant of the Sellers (or Debtor Seller Parties) who provides services Related to the Business.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, there are no, and in the past three (3) years, there have been no, formal or informal material grievances, complaints or charges with respect to employment or labor matters pending or, to the Knowledge of the Sellers, threatened against Global SSC or India Seller with respect to the Covered Employees or Covered Indian Employees, respectively in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; and neither Global SSC nor India Seller are, and in the past three (3) years have not been, subject to any material order, decree, injunction or judgment by any Government Authority or private settlement contract in respect of any labor or employment matters pertaining to the Covered Employees or Covered Indian Employees.

(j) There have been no critical or fatal injuries involving current or former employees of the Sellers Related to the Business in the past three (3) years, that are, were, or would reasonably be expected to be material to the Business.

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(k) Except as disclosed in Section 4.14(k) of the Disclosure Schedules, none of the Sellers is a party to or bound or governed by, or subject to any employment, consulting, retention, change of control or similar agreement providing for change of control, golden parachute, retention, severance, termination or similar payments or other compensation or benefits to, any Covered Employee or Covered Indian Employee in connection with either (i) the consummation of any transaction contemplated by this Agreement, or (ii) a change in control (including as a result of this Agreement).

(l) No Assumed Employee Plan provides post-termination or retiree health benefits to any individual for any reason, and, except as required by Law, no Seller has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(m) Except where the failure to do so would not reasonably be expected to be material to the Business taken as a whole, (i) each Assumed Employee Plan complies in form and has been operated in accordance with its terms and all applicable Laws, (ii) the Sellers have made all required contributions and paid in full all required insurance premiums and other required payments with regard to each Assumed Employee Plan to the extent due or owing on or before the Closing Date, (iii) if intended to qualify for special Tax treatment meets all requirements for such treatment, and (iv) if intended to be fully funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(n) No Actions or Orders are pending, existing or threatened in writing from any Government Authority in connection with any Assumed Employee Plan (other than routine benefit claims) that would, individually or in the aggregate, reasonably be expected to be material to the Business.

Section 4.15. Inventory. The Transferred IN Inventory (a) is in good and marketable condition in all material respects and (b) was acquired and has been maintained in all material respects in accordance with the regular business practices of the Seller in the ordinary course of business consistent with past practice. Section 4.15 of the Disclosure Schedules sets forth the address of each location where Transferred IN Inventory or any other inventory used in the operation of, or prepared for, the Business, is located other than the Leased Real Property.

Section 4.16. Taxes.

(a) Each Seller, solely with respect to the Business or the Transferred Assets, has timely filed all material Tax Returns required to be filed, taking into account any extensions of time to file such Tax Returns. All material amounts of Taxes (whether or not shown as due on such Tax Returns) due and payable by any Seller with respect to the Business or the Transferred Assets have been timely paid (taking into account permitted extensions), other than with respect to any Taxes the payment of which was precluded by reason of the Bankruptcy Cases.

(b) No material deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, by a Taxing Authority against any Seller that are still pending with respect to the Business or the Transferred Assets, and there are no currently ongoing or pending proceedings, investigations, audits or claims by any Taxing Authority in respect of any Taxes relating to the Business or the Transferred Assets, other than any asserted claims for Taxes of a Seller filed by any Taxing Authority with the Bankruptcy Court.

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(c) No Seller (in respect of the Business or the Transferred Assets) has entered into any written Contract or other arrangement, executed any waiver, or, to the Knowledge of the Sellers, otherwise taken any action, that is currently in effect, providing for any extension of time, other than any automatic extension of time, within which (x) to file any material Tax Return, (y) to pay any material amount of Taxes or (z) any Taxing Authority may assess or collect any material amount of Taxes.

(d) There are no Liens for Taxes on the Transferred Assets other than Permitted Liens.

(e) Each Seller (in respect of the Business or the Transferred Assets) has complied in all material respects with all applicable withholding obligations for Taxes required to have been withheld in connection with amounts paid to any independent contractor, in each case, of such Seller.

(f) In accordance with applicable Law, each Seller has properly collected and remitted all material sales, use, VAT, GST and similar Taxes required to be collected and remitted with respect to sales made to its customers.

Section 4.17. Real Property.

(a) The India Seller does not currently own, nor has it owned in the last six (6) years, any real property.

(b) Section 4.17(b) of the Disclosure Schedules sets forth a list of all Transferred Leased Real Property. The India Seller has good and valid title to the leasehold estate (as lessee or sublessee) in all such Leased Real Property free and clear of all Liens, except for Permitted Liens. The India Seller is not party to or bound by any Lease other than the Transferred Leases.

(c) All Transferred Leases under which a Seller is a lessee or sublessee are in full force and effect and are enforceable as against such Seller and to the Knowledge of the Sellers, as against any other counterparty thereto, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, no written notices of material default under any such Lease or sublease have been sent or received by such Seller within the twelve (12)-month period ending on the Agreement Date, and other than any default caused by the Bankruptcy Cases, no other material default by such Seller exists under any such material Leases, in each case, that remains uncured as of the date hereof. A true and complete, in all material respects, copy of each Transferred Lease has been made available to Buyer. The India Seller has a valid leasehold interest in the Transferred Leased Real Property.

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(d) Such Seller has not received any written notice from any Government Authority asserting any material violation of applicable Laws with respect to the Leased Real Property that remains uncured, and to the Knowledge of the Sellers, no such violations exist.

Section 4.18. Affiliate Transactions. Except: (a) for employment-related arrangements, the payment of compensation and benefits in the ordinary course of business, and travel advances and employee loans, or (b) as set forth on Section 4.18 of the Disclosure Schedules, no current officer, manager, director of any Seller or any Affiliate of India Seller is a party to any Contract, or business relationship with, or has any material interest in any property of, or used by, India Seller.

Section 4.19. Insurance. Section 4.19 of the Disclosure Schedules provides a list of all Insurance Policies maintained for, at the expense of, or for the benefit of, the Transferred Assets or the Business, or under which India Seller has rights with respect to the Transferred Assets, Assumed Liabilities, Transferred Employees, or the Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, each such Insurance Policy is in full force and effect, all premiums due to date thereunder have been paid in full and neither the Sellers nor any of their Subsidiaries is in material default with respect to any other obligations thereunder. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, no written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Insurance Policy currently in force has been received by the Sellers.

Section 4.20. Corruption and Trade Regulation.

(a) Neither the India Seller nor any Person acting on behalf of the India Seller, has at any time in the past twelve (12) months:

(i) violated, or engaged in any activity, practice or conduct which would violate any applicable anti-corruption Laws (collectively, “Anti-Corruption Laws”);

(ii) paid, offered, given, promised to pay, or authorized the unlawful payment of, any money or anything of value to, or for the benefit of, any “foreign public official” (as such term is defined in Anti-Corruption Laws) or other Person, for the purpose of (A) corruptly obtaining business; or (B) inducing the recipient to use his or her influence or position to affect any act or decision, in order to obtain or retain business for, direct business to, or secure an improper advantage for, the India Seller or the Business; or

(iii) been or is currently the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement Action related to Anti-Corruption Laws.

(b) the India Seller has implemented policies and procedures intended to promote compliance with International Trade Laws, including, but not limited to, the U.S. and the European Union, and have obtained all material licenses or other authorizations from the relevant Government Authorities in connection with International Trade Laws.

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(c) the India Seller and, to the Knowledge of the Sellers, any of its respective equityholders, directors, officers, employees, agents, distributors, sales representatives, and consultants, and each other Person acting for, or on behalf of, the India Seller, have been for the past three (3) years, and currently are, in material compliance with applicable provisions of, and have not been and are not subject to, and have not engaged and are not engaging in activities that may cause them to be subject to, material penalties, sanctions, or loss of Tax benefits under the International Trade Laws or any applicable Law relating to international trade administered by a Government Authority in any jurisdiction in which the India Seller operates for which the applicable statute of limitations is only triggered upon discovery of violative conduct.

(d) None of the India Seller, nor to the Knowledge of the Seller, any of its respective members, managers, shareholders, directors, officers, employees, agents, distributors, sales representatives, and consultants, and each other Person acting for, or on behalf of, the India Seller has not, during the past three (3) years: (i) violated or engaged in any activities that may result in a material violation of, or penalties, sanctions, or loss of Tax benefits under, any International Trade Laws, or (ii) been fifty percent (50%) or more owned or controlled by any person that is the target of sanctions under International Trade Laws.

(e) the India Seller has not engaged in any activities with, in or involving (i) Cuba, Iran, North Korea, Syria, Russia or the Crimea, Donetsk, Luhansk, Kherson, or Zaporizhzhia regions of Ukraine, (collectively, the “Embargoed Countries”) and the governments thereof, (ii) any Persons organized, incorporated, established, located, or resident in the Embargoed Countries, (iii) any Persons subject to sanctions or other trade restrictions by a Government Authority in any jurisdiction in which the Seller operates, or (iv) any Persons owned or controlled by, or acting on behalf of, any Person responsive to clauses (i) through (iii), in any manner that would result in a material violation of Law.

(f) There is no pending or threatened in writing any proceeding or Action against, or investigation by, a Government Authority of, the India Seller, nor is there any injunction, Order, judgment, ruling, or decree imposed (or threatened in writing to be imposed) upon India Seller by or before any Government Authority, civil or criminal investigation, audit or any other inquiry by a Government Authority, or voluntary disclosure being considered, in each case, in connection with an alleged possible or actual violation of any applicable International Trade Laws.

Section 4.21. Accounts Payable. Section 4.21 of the Disclosure Schedules sets forth all Accounts Payable as of the date hereof, which schedule shall include: (a) the legal name of the payee (and, if applicable, the vendor number or internal identifier), (b) the invoice number(s) and invoice date(s), (c) the unpaid balance outstanding, (d) the due date(s) and payment terms, (e) the aging of such Account Payable by standard aging buckets, and (f) whether such Account Payable is owed to an Affiliate, insider, officer, director or employee of the Sellers. All such Accounts Payable are bona fide obligations incurred in the ordinary course of business consistent with past practice, pursuant to valid and enforceable contracts or arrangements for goods or services actually ordered and received (or otherwise incurred in accordance with applicable agreements), and are not the subject of any setoff, counterclaim, defense, dispute, rebate, credit, return right or similar claim. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, all such Accounts Payable have been recorded in accordance with the Sellers’

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historical accounting policies consistently applied and in accordance with GAAP (to the extent applicable), are properly accrued and reflected in the Financial Statements, and are not contingent or unasserted. None of the Accounts Payable is owed to any Affiliate of the Sellers, insider, officer, director or employee. Except as set forth on Section 4.21 of the Disclosure Schedules, no Seller has in any material respect accelerated the payment of, delayed, deferred or extended the payment terms of, or otherwise manipulated the timing of, any material Accounts Payable outside the ordinary course of business consistent with past practice. Except as set forth on Section 4.21 of the Disclosure Schedules, since the date of the Financial Statements, each Seller has in all material respects paid all Accounts Payable when due in the ordinary course of business consistent with past practice and has not incurred any material Accounts Payable other than in the ordinary course of business consistent with past practice.

Section 4.22. Absence of Asset Transfers. Except as set forth in Section 4.22 of the Disclosure Schedules, since August 11, 2025:

(a) no Seller or Debtor Seller Party has sold, assigned, transferred, leased, licensed, abandoned, permitted to lapse, or otherwise disposed of any assets, properties, or rights (whether tangible or intangible) that would have constituted Transferred Assets, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worn-out equipment in the ordinary course of business consistent with past practice, (iii) immaterial or obsolete Intellectual Property, and (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice;

(b) no Seller or Debtor Seller Party has transferred, assigned, distributed, or encumbered any Transferred Assets to any Affiliate of such Seller or Non-Debtor Seller Party or to any equityholder of such Seller or Non-Debtor Seller Party or any related party of such Seller or Non-Debtor Seller Party; and

(c) no Seller or Non-Debtor Seller Party has entered into any Contract or commitment to do any of the foregoing.

Section 4.23. Intercompany Obligations. Section 4.23 of the Disclosure Schedules sets forth a true, correct and complete list as of the date of this Agreement of (a) all Seller Guarantees, (b) all Contracts between the India Seller, on the one hand, and TPI Parent, the Debtor Seller Parties, the Non-Debtor Seller Parties, or their respective Affiliates (other than India Seller), on the other hand, in each case, as of the date of this Agreement.

Section 4.24. Deposits; IN GST Refund.

(a) Section 4.24(a) of the Disclosure Schedules sets forth a true, correct, and complete list as of the date of this Agreement of all Deposits Related to the Business or relating to the Transferred Assets, Assumed Liabilities, the Leased Real Property, or otherwise pertaining to the Business, including (i) the name and address of each bank, financial institution, or other depository or third party with which such Deposit is held, (ii) the type of Deposit (including whether such Deposit is a security deposit, escrow, prepayment, or other form of deposit), and (iii) the amount of each such Deposit as of the date of this Agreement. Except as set forth on Section 4.24(a) of the Disclosure Schedules, no Deposit is subject to any Lien (other than Permitted Liens),

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and no event has occurred that would permit any third party to retain, set off against, or apply any Deposit other than in accordance with the terms of the applicable Contract or arrangement pursuant to which such Deposit was made.

(b) All security deposits, letters of credit, guarantees, or other similar instruments held by or on behalf of any lessor or sublessor under any Lease or sublease relating to the Transferred Leased Real Property (collectively, “Leasehold Security Deposits”) are set forth on Section 4.24 of the Disclosure Schedules. Each such Leasehold Security Deposit is being held in accordance with the terms of the applicable Lease or sublease and all applicable Laws, and, to the Knowledge of the Sellers, no event has occurred that would permit the lessor or sublessor to apply or retain any portion of such Leasehold Security Deposits other than in the ordinary course of business in accordance with the terms of the applicable Lease or sublease. There are no claims, set-offs, or defenses asserted or, to the Knowledge of the Sellers, threatened by any lessor or sublessor with respect to any Leasehold Security Deposit that would, individually or in the aggregate, reasonably be expected to be material to the Business. There are no material letters of credit, guarantees, bonds, credit support arrangements, or similar arrangements issued by TPI Parent or any of its Subsidiaries and Related to the Business or with respect to the Transferred Assets.

(c) As of the date hereof, the aggregate amount of the IN GST Refund is $4,664,991.00. With respect to the IN GST Refund, and, except as otherwise contemplated by this Agreement, to the extent required, as of the Closing, (i) the India Seller has timely and accurately filed all required GST returns, refund applications, declarations, statements, and supporting documentation under applicable GST Laws in all material respects; (ii) all such filings were true, complete, and correct in all material respects when made; (iii) all procedural, substantive, and documentary requirements necessary for the IN GST Refund to become payable have been satisfied in all material respects; (iv) no action or omission of India Seller exists that would reasonably be expected to result in the denial, reduction, delay, clawback, or offset of the IN GST Refund in any material respect; and (v) India Seller is not aware of any fact, circumstance, or development that would reasonably be expected to materially or adversely affect India Seller’s entitlement to receive the IN GST Refund in full.

(d) Section 4.24(d) of the Disclosure Schedules sets forth the true and correct amount of funds received by any Seller under the SIPCOT Arrangement.

Section 4.25. Executory Contracts. Section 4.25 of the Disclosure Schedules sets forth a true, correct, and complete list of the Available Executory Contracts.

Section 4.26. Escheat; Unclaimed Property. In accordance with applicable Law, each Seller has complied in all material respects with all applicable escheat, unclaimed property, abandoned property and similar obligations, in each case, solely to the extent Related to the Business.

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Section 4.27. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedules) or any other Transaction Agreement, neither such Seller nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity, on behalf of such Seller or any of its respective Affiliates, including any representation or warranty regarding such Seller, or any other Person, any Transferred Assets, any Liabilities of such Seller, including any Assumed Liabilities, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and each Seller hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at Law or in equity, whether made by or on behalf of the Sellers or any other Person, including any of its Representatives. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedules) or any other Transaction Agreement, each Seller hereby (a) disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Transferred Assets or the Business, and (b) disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, Data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives of Buyer or any of Buyer’s Affiliates (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of the Sellers), including omissions therefrom. Without limiting the foregoing, the Sellers do not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer of any of its Affiliates regarding the probable success, profitability or value of the Transferred Assets or the Business. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers that:

Section 5.01. Formation and Authority of Buyer; Enforceability. Buyer is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions). The execution, delivery and performance of the Buyer Transaction Agreements by Buyer (including the consummation of the Buyer Transactions) have been or will be prior to Closing, as applicable, duly authorized by all requisite corporate or organizational action on the part of Buyer. This Agreement has been, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

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Section 5.02. No Conflict. Provided that all Consents, waivers and other actions described in Section 5.03 have been obtained, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not:

(a) violate or conflict with in any material respect the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer;

(b) violate in any material respect any Law or Order applicable to Buyer; or

(c) violate or conflict with, result in any breach of, or constitute a violation or default (or, any event that, with notice or lapse of time, or both would constitute a default) under, or give to any Person any right to terminate, accelerate or cancel, or result in a loss of a material benefit under any material Contract to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound, except for any such conflicts, violations, terminations, cancellations, breaches, defaults, accelerations, or Liens as would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.03. Consents and Approvals. The execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws or (b) where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not prevent or materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.04. Absence of Litigation. There are no Actions or Orders pending, existing or, threatened in writing against the Buyer, in each case, that would materially prevent, delay or impair the Buyer’s ability to consummate the Transactions or otherwise perform its obligations under the Transaction Agreements.

Section 5.05. Financial Ability. Buyer has, and will have at the Closing, (a) sufficient immediately available funds and the financial ability to pay the Purchase Price, all Cure Costs and any costs and expenses incurred by Buyer pursuant to, or in connection with the negotiation, execution or performance of the Transaction Agreements and (b) the resources and capabilities (financial and otherwise) to perform its obligations under the Buyer Transaction Agreements.

Section 5.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with the Transactions.

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Section 5.07. Investigation. Buyer acknowledges and agrees that it (a) has completed such inquiries and investigations as it has deemed appropriate into, and, based thereon and on the making of the representations and warranties set forth in Article IV, has formed an independent judgment concerning, the Transferred Assets, the Assumed Liabilities, the Business and the Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements and (b) has been furnished with, or given access to, all such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Sellers, the Transferred Assets, the Assumed Liabilities, the Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements, as it has requested or otherwise requires to enter into this Agreement. Buyer further acknowledges and agrees that (x) the only representations and warranties made by the Sellers are the representations and warranties expressly set forth in Article IV (as modified by the Disclosure Schedules) or pursuant to any other Transaction Agreement and Buyer has not relied upon, and will not rely upon, any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of the Sellers or any of their Affiliates (including any Debtor Seller Parties), any Representatives of the Sellers or any of their Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Sellers’ Bankers, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of the Sellers expressly set forth in Article IV (as modified by the Disclosure Schedules) or in any other Transaction Agreement, subject to the exclusive remedies set forth herein. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Business, the Transferred Assets and the Assumed Liabilities are being transferred on a “where-is” and, as to condition, “as-is” basis subject to the representations and warranties contained in Article IV (as modified by the Disclosure Schedules) or in any other Transaction Agreement without any other representations or warranties of any nature whatsoever. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of Fraud.

Section 5.08. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V, the other Transaction Agreements or any certificate delivered pursuant to any Transaction Agreement, neither Buyer nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of Buyer or any of its Affiliates, and Buyer hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of Buyer or any other Person, including any of their respective Representatives.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Conduct of Business Before the Closing. Buyer acknowledges that certain of the Sellers are operating the Business in the context of the Bankruptcy Cases. Subject to the foregoing, except (a) as required by applicable Law, by Order of the Bankruptcy Court or to the extent required in connection with the Bankruptcy Cases, (b) as required by the terms of any Transaction Agreement or (c) for matters identified on Section 6.01 of the Disclosure Schedules, during the Pre-Closing Period:

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(a) Each Seller shall (and TPI Parent shall cause each Debtor Seller Party to), other than in connection with the Bankruptcy Cases use commercially reasonable efforts to (A) operate the Business in the ordinary course of business, (B) maintain the Transferred Assets in their current condition (subject to ordinary wear and tear), and (C) preserve in all material respects the present business operations, organization and goodwill of the Business, and the present relationships with material customers, material suppliers and other material commercial relationships of the Business; and

(b) unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), TPI Parent and the India Seller will not, with respect to the Business as operated by the India Seller, the Transferred Assets and the Assumed Liabilities, do any of the following:

(i) create, grant or incur any Lien on any Transferred IN Assets (in each case, whether tangible or intangible), in each case, other than a Permitted Lien or a Lien that will be discharged at or prior to the Closing;

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership, limited liability company or other business organization or division or any securities or interests in any business organization;

(iii) merge or consolidate the India Seller with any Person;

(iv) restructure, reorganize or liquidate all or a portion of, or otherwise enter into an agreement or arrangement imposing restrictions upon, the Transferred IN Assets or the Business as operated by the India Seller;

(v) make any investment in, or any loan, advance or capital contribution to, any Person or enter into any joint venture, partnership or other similar arrangement in connection with the Business as operated by the India Seller;

(vi) acquire, directly or indirectly, any assets or properties, other than (x) raw materials and supplies in the ordinary course of business and (y) assets and property; the value of which does not exceed $100,000;

(vii) (x) other than with respect to (1) Intellectual Property, or (2) sales, transfers or other dispositions to the Buyer pursuant to the Commercial Arrangements, sell, transfer or otherwise dispose of any assets of the Business, other than inventory and immaterial obsolete equipment in the ordinary course of business; or (y) with respect to Intellectual Property, sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien on or otherwise fail to take any commercially reasonable action necessary to maintain or protect, any Business Intellectual Property, other than (i) a Permitted Lien (or a Lien that will be discharged at or prior to the Closing Date) incurred in the ordinary course of business, (ii) non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business, or (iii) immaterial or obsolete Intellectual Property;

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(viii) other than in the ordinary course of business or in coordination with or at the direction of Buyer or its Affiliates, enter into (including by assignment or acquisition), amend or modify, fail to renew, waive compliance with, settle any claim with respect to or terminate any material Transferred IN Contract;

(ix) take any action to initiate or acquiesce to any bankruptcy, insolvency, reorganization or moratorium proceeding of any character, including any composition, administration or arrangement with creditors, voluntary or involuntary, of the India Seller or any of the Transferred IN Assets;

(x) incur any capital expenditures in respect of the Business, in excess of $100,000;

(xi) other than as required by applicable Law or by the terms of any Employee Plan in effect on the Agreement Date (1) hire, promote or terminate (other than for cause) the employment of any Covered Indian Employee employed by the India Seller or any independent contractor of the India Seller providing services Related to the Business, with an annual compensation in excess of $50,000 (2) increase the wages, salaries, or bonuses payable to any Covered Indian Employee with an annual compensation in excess of $50,000, or any independent contractor of the India Seller providing services Related to the Business, (3) transfer the employment of any Covered Indian Employee such that he or she is no longer a Covered Indian Employee (involved in the Business), (4) establish or materially increase any benefits under any Assumed Employee Plan, or grant or increase any severance, change in control, retention, termination or similar compensation or benefits to (or amend any existing severance, change in control, retention, termination or similar compensation, benefits or arrangement with) any Covered Indian Employee or other service provider providing services Related to the Business (involved in the Business), or (5) establish, adopt, materially amend, or terminate any Employee Plan that could be an Assumed Employee Plan or any Employee Plan sponsored by the India Seller; provided, that TPI Parent shall (or shall cause India Seller to) provide written notice to Buyer with respect to any termination of any Covered Indian Employee or hiring of any employee who would constitute a Covered Indian Employee, in each case, with an annual compensation equal to or less than $50,000;

(xii) other than as required by applicable Law or by the terms of any Employee Plan in effect on the Agreement Date, increase the wages, salaries, or bonuses payable to a Covered Indian Employee after the date when Buyer has made a written offer of employment to such Covered Indian Employee pursuant to Section 6.09(a);

(xiii) enter into any new line of business;

(xiv) materially amend, modify, extend, renew or terminate any Transferred Lease;

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(xv) (1) amend or terminate any Material Contract or (2) enter into any Contract that would have been required to be disclosed as a Material Contract on Section 4.13(a) of the Disclosure Schedules, had it been entered into prior to the Agreement Date, other than in the ordinary course of business;

(xvi) enter into any settlement or release with respect to any Action or Order Related to the Business or primarily related to the Transferred IN Assets, in each case, where the amount paid in settlement or release exceeds $100,000 other than any settlement or release entered into in the ordinary course of business or otherwise that (x) contemplates only the payment of money without ongoing limits on the conduct or operation of the Business which payment will be satisfied by the applicable Seller prior to the Closing or treated as an Excluded Liability, (y) results in a full release of the India Seller or with respect to the claims giving rise to such Action or Order or (z) involves the payment of Liabilities reflected or reserved against in full in the Financial Statements;

(xvii) fail to maintain in all material respects, full force and effect any existing Insurance Policy for, at the expense of, or for the benefit of the Transferred IN Assets, Assumed Liabilities, or the Business as operated by the India Seller;

(xviii) delay or postpone any payment of Accounts Payable or other payables or expenses (other than pre-petition Accounts Payable not permitted to be paid under the Bankruptcy Code), or accelerate the collection of accounts receivable or cash collections of any type in a manner that materially deviates from the ordinary course of business;

(xix) fail to maintain or permit to lapse or expire any material Permit; or

(xx) agree to, authorize or enter into any legally binding commitment with respect to any of the foregoing.

(c) unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), each Non-Debtor Seller Party will not, solely with respect to the Business and with respect to the Transferred Non-Debtor Assets, do any of the following:

(i) create, grant or incur any Lien on any material Transferred Non-Debtor Assets (in each case, whether tangible or intangible), in each case, other than a Permitted Lien or a Lien that will be discharged at or prior to the Closing;

(ii) restructure, reorganize or liquidate all or a portion of, or otherwise enter into an agreement or arrangement imposing restrictions upon, the Transferred Non-Debtor Assets or the Business as operated by such Non-Debtor Seller Party;

(iii) take any action to initiate or acquiesce to any bankruptcy, insolvency, reorganization or moratorium proceeding of any character, including any composition, administration or arrangement with creditors, voluntary or involuntary, of the Non-Debtor Seller Parties or any of the Transferred Non-Debtor Assets;

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(iv) other than as required by applicable Law or by the terms of any Employee Plan in effect on the Agreement Date (1) hire, promote or terminate (other than for cause) the employment of any Covered Employee employed by such Non-Debtor Seller Party, or any independent contractor of such Non-Debtor Seller Party providing services Related to the Business, with an annual compensation in excess of $100,000, (2) increase the wages, salaries, or bonuses payable to any Covered Employee employed by such Non-Debtor Seller Party, with an annual compensation in excess of $100,000 or any independent contractor of such Non-Debtor Seller Party providing services Related to the Business, (3) transfer the employment of any Covered Employee employed by such Non-Debtor Seller Party such that he or she is no longer a Covered Employee (involved in the Business), (4) establish or materially increase any benefits under any Assumed Employee Plan, or grant or increase any severance, change in control, retention, termination or similar compensation or benefits to (or amend any existing severance, change in control, retention, termination or similar compensation, benefits or arrangement with) any Covered Employee employed by such Non-Debtor Seller Party, or (5) establish, adopt, materially amend, or terminate any Employee Plan that could be an Assumed Employee Plan or any Employee Plan sponsored by such Non-Debtor Seller Party; provided, that TPI Parent shall (or shall cause the applicable Non-Debtor Seller Party to) provide written notice to Buyer with respect to any termination of any Covered Employee or hiring of any employee who would constitute a Covered Employee, in each case, with an annual compensation equal to or less than $50,000;

(v) other than as required by applicable Law or by the terms of any Employee Plan in effect on the Agreement Date, increase the wages, salaries, or bonuses payable to a Covered Employee after the date when Buyer has made a written offer of employment to such Covered Employee pursuant to Section 6.09(a);

(vi) enter into any settlement or release with respect to any Action or Order related to the Business or the Transferred Non-Debtor Assets, in each case, where the amount paid in settlement or release exceeds $50,000, other than any settlement or release entered into in the ordinary course of business or that otherwise (x) contemplates only the payment of money without ongoing limits on the conduct or operation of the Business which payment will be satisfied by the applicable Non-Debtor Seller Party prior to the Closing or treated as an Excluded Liability, (y) results in a full release of an applicable Non-Debtor Seller Party or with respect to the claims giving rise to such Action or Order or (z) involves the payment of Liabilities reflected or reserved against in full in the Financial Statements; or

(vii) agree to, authorize or enter into any legally binding commitment with respect to any of the foregoing.

(d) unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), TPI Parent will not (and will cause each Debtor Seller Party not to), solely with respect to the Business as operated by TPI Parent (or such applicable Debtor Seller Party) and with respect to the Transferred Debtor Assets, do any of the following:

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(i) create, grant or incur any Lien on any Transferred Debtor Assets (in each case, whether tangible or intangible), in each case, other than a Permitted Lien or a Lien that will be discharged at or prior to the Closing;

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership, limited liability company or other business organization or division or any securities or interests in any business organization;

(iii) merge or consolidate with any Person;

(iv) restructure, reorganize or liquidate all or a portion of, or otherwise enter into an agreement or arrangement imposing restrictions upon, the Transferred Debtor Assets or the Business as operated by TPI Parent (or such applicable Debtor Seller Party);

(v) make any investment in, or any loan, advance or capital contribution to, any Person or enter into any joint venture, partnership or other similar arrangement;

(vi) acquire, directly or indirectly, any assets or properties, other than (x) raw materials and supplies in the ordinary course of business, and (y) assets and property, the value of which does not exceed $100,000;

(vii) (x) other than with respect to Intellectual Property, sell, transfer or otherwise dispose of any Transferred Debtor Assets, other than inventory, and immaterial obsolete equipment in the ordinary course of business; or (y) with respect to Intellectual Property, sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of any Business Intellectual Property owned by TPI Parent (or such applicable Debtor Seller Party), other than (i) a Permitted Lien incurred in the ordinary course of business or a Lien that will be discharged at or prior to the Closing, (ii) non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business, or (iii) immaterial or obsolete Intellectual Property;

(viii) other than in the ordinary course of business or in coordination with or at the direction of Buyer or its Affiliates, enter into (including by assignment or acquisition), amend or modify, fail to renew, waive compliance with, settle any claim with respect to or terminate any Transferred Executory Contract;

(ix) other than the Bankruptcy Cases, take any action to initiate or acquiesce to any bankruptcy, insolvency, reorganization or moratorium proceeding of any character, including any composition, administration or arrangement with creditors, voluntary or involuntary, of TPI Parent (or the applicable Debtor Seller Party) or any of its assets or properties Related to the Business;

(x) incur any capital expenditures in respect of the Business, in excess of $100,000;

(xi) agree to allow any form of relief from the automatic stay in the Bankruptcy Cases or fail to use reasonable best efforts to oppose any action by a third party to obtain relief from the automatic stay in the Bankruptcy Cases;

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(xii) voluntarily pursue or seek, or fail to use reasonable best efforts to oppose any third party in pursuing or seeking, a conversion of any of the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code, the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code and/or the appointment of an examiner with expanded power;

(xiii) (1) amend or terminate any Material Contract to which TPI Parent or such Debtor Seller Party is a party or (2) enter into any Contract that would have been required to be disclosed as a Material Contract on Section 4.13(a) of the Disclosure Schedules, had it been entered into prior to the Agreement Date, other than in the ordinary course of business;

(xiv) enter into any settlement or release with respect to any Action or Order Related to the Business or exclusively related to the Transferred Debtor Assets, in each case, where the amount paid in settlement or release exceeds $100,000, other than any settlement or release entered into in the ordinary course of business or that otherwise (x) contemplates only the payment of money without ongoing limits on the conduct or operation of the Business which payment will be satisfied by TPI Parent (or such applicable Debtor Seller Party) prior to the Closing or treated as an Excluded Liability, (y) results in a full release of TPI Parent (or such applicable Debtor Seller Party) or with respect to the claims giving rise to such Action or Order or (z) involves the payment of Liabilities reflected or reserved against in full in the Financial Statements; or

(xv) agree to, authorize or enter into any legally binding commitment with respect to any of the foregoing.

Section 6.02. Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice to TPI Parent, at the sole cost and expense of Buyer, the Sellers shall (i) afford the Representatives of Buyer reasonable access, during normal business hours, to the properties, assets, employees, facilities, Contracts and books and records of the India Seller and otherwise the Transferred Assets of the other Sellers, (ii) furnish to the Representatives of Buyer such additional financial and operating data, any information relating (directly or indirectly) to Taxes, social security obligations and other information regarding the Business, the Transferred Assets, and the Assumed Liabilities as Buyer or its Representatives may from time to time reasonably request, and (iii) make available to Buyer and its Representatives, during normal business hours, those directors, officers, employees, auditors, accountants and other Representatives of the India Seller and the other Sellers, except, in the case of (i), (ii) and (iii), as set forth in Section 6.02(b). In furtherance of the foregoing, during the Pre-Closing Period, the Sellers shall furnish to certain mutually acceptable Representatives of Buyer information reasonably requested by Buyer (including name and compensation information of Covered Indian Employees and Covered Employees) to allow Buyer to make the offers of employment contemplated in Section 6.09.

(b) Notwithstanding anything in this Agreement to the contrary:

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(i) (A) in no event shall the Sellers or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law (including Data Protection Obligations) or any Order of the Bankruptcy Court, (2) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to the Sellers or any of their respective Affiliates relating to such information, or (3) information the disclosure of which would cause the Sellers or any of its Affiliates to breach a confidentiality obligation to which it is bound (it being agreed that, in the case of the preceding clauses (1), (2) and (3), the applicable Sellers shall, to the extent reasonably practicable, cooperate with Buyer and its Representatives to make appropriate substitute arrangements or limit disclosure to the extent necessary to avoid a violation of an applicable Law or an Order of the Bankruptcy Court or avoid jeopardizing an applicable privilege or avoid breaching the applicable confidentiality obligation) and (B) any access or investigation contemplated by Section 6.02(a) shall not unreasonably interfere with any of the businesses, personnel or operations of the Sellers or any of its Affiliates or the Business;

(ii) the auditors and accountants of the Sellers or any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(iii) Buyer and its Representatives shall not conduct any sampling or testing of soil, groundwater, air, or other environmental media of the Sellers.

Section 6.03. Confidentiality. Buyer acknowledges that the Confidential Information and Transaction Information (each as defined in the Confidentiality Agreement) provided to it in connection with this Agreement, including information provided under Section 6.02, is subject to the Confidentiality Agreement and the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer, its Representatives (as defined in the Confidentiality Agreement) and any other third party who signed (or signs) a joinder thereto subject to and in accordance with the Confidentiality Agreement as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information relating to the Business and constituting a Transferred Asset, and for all other Confidential Information, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If for any reason the Closing does not occur and this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, further that the term of the Confidentiality Agreement as set forth therein shall be amended to refer to one (1) year from the date of termination of this Agreement. For the avoidance of doubt, the provisions in the Confidentiality Agreement which by their terms survive the termination of the Confidentiality Agreement shall continue in full force and effect in accordance with their terms (as modified by the previous sentence).

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Section 6.04. Regulatory Approvals.

(a) Promptly following the Agreement Date until the Closing or the earlier termination of this Agreement pursuant to Article XI, Buyer shall, and shall cause its respective Affiliates to, TPI Parent shall, and shall cause the Debtor Seller Parties to, each Non-Debtor Seller Party shall, and the India Seller shall, (i) make all required filings and (ii) use commercially reasonable efforts to take any and all steps to promptly obtain all Consents, Permits and Orders of all Government Authorities (other than, solely with respect to TPI Parent and the Debtor Seller Parties, any required approvals or action of the Bankruptcy Court, which are governed exclusively by Article VIII) that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, the Transaction Agreements (including the consummation of the Transactions) (collectively, the “Government Approvals”).

(b) Without limiting the generality of each Party’s obligations under Section 6.04(a), to the extent required, the Parties shall make their respective filings required pursuant to Antitrust Laws, with respect to the Transactions within twenty (20) Business Days from the date of this Agreement, unless otherwise extended by mutual agreement between TPI Parent and Buyer. From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article XI, Buyer Parent shall, Buyer shall and shall cause its respective Affiliates to, TPI Parent shall, and shall cause the Debtor Seller Parties to, each Non-Debtor Seller Party shall, and the India Seller shall, use commercially reasonable efforts to resolve as soon as reasonably practicable any inquiry or investigation by any Government Authority relating to the Transactions under any Antitrust Law. No Party shall withdraw any filing required by Antitrust Law, enter into any agreements to extend any waiting period under any Antitrust Law or enter into any agreements to delay or not to consummate the Transactions without the prior written consent of Buyer (in the case of the Sellers) or TPI Parent (in the case of Buyer). All filing fees under any Antitrust Laws shall be borne by Buyer.

(c) From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Article XI, Buyer shall, and shall cause its respective Affiliates to, TPI Parent shall, and shall cause the Debtor Seller Parties to, each Non-Debtor Seller Party shall, and the India Seller shall use commercially reasonable efforts to pursue any or all reasonable actions to the extent necessary to eliminate each and every impediment under any Antitrust Law that may be asserted by any Government Authority or any other Person in opposition to the consummation of any of the Transactions, so as to enable the Parties to consummate the Transactions as soon as reasonably practicable, but in any event, prior to the Outside Date. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that neither Buyer, nor the Sellers, nor any of the respective Affiliates of any of the foregoing, shall be obligated to (and, without Buyer’s prior written consent, the Sellers shall not agree to do any of the following in pursuit of or in satisfaction of a condition for any approval from a Government Authority), and the covenants set forth in this Section 6.04 will in no event require, or be construed to require, Buyer, the Sellers, or any of the respective Affiliates of any of the foregoing to (i) enter into any settlement, undertaking, consent decree, stipulation or Contract with any Government Authority, (ii) litigate, defend, challenge or take any action with respect to any Action by any Person, including any Government Authority (including taking any steps or actions to defend against, vacate, modify or suspend any injunction or Order, including any injunction related to a private cause of action that would prevent consummation of the transactions contemplated by this Agreement or any other Transaction Agreement), (iii) agree, propose, negotiate, offer, effect or commit, by consent decree, hold separate order or otherwise (including by establishing a trust), to sell, divest, license, lease, dispose of, transfer, encumber or otherwise restrict any of the Transferred Assets or any of the Sellers’, Buyer’s, or any of their or its Affiliates’ assets or business operations, product or service lines, assets or properties, or any rights in any of the foregoing, (iv) terminate or modify existing relationships, contractual rights or obligations of the affected party

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or any of its respective Affiliates, including by committing to the payment of any fee, penalty or other consideration or making any concession, waiver or amendment under any Contract, (v) take or commit to take actions that would limit the affected party’s or any of its Affiliates’ freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of any of their businesses, operations, product or service lines, assets or properties, or any rights in any of the foregoing, (vi) cease to conduct any business in any jurisdiction or (vii) agree to do any of the foregoing, in each case, in connection with the Transactions (any of the actions described in this proviso, a “Burdensome Condition”). Notwithstanding the foregoing sentence, at the written request of Buyer, the Sellers shall agree to take any of the actions described in the previous sentence to the extent any such action is conditioned upon the occurrence of the Closing.

(d) Buyer shall promptly notify TPI Parent, and each Seller shall promptly notify Buyer of any substantive oral or written communication it or any of its Representatives receives from any Government Authority relating to the matters that are the subject of this Section 6.04, permit the applicable Parties and their respective Representatives to review in advance any communication relating to the matters that are the subject of this Section 6.04 proposed to be made by such Party to any Government Authority and provide the applicable Parties with copies of all substantive correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 6.04, provided, however, that materials proposed to be submitted in response to any such Government Authority communication may be redacted: (i) to remove references concerning the valuation of the Business; (ii) as necessary to comply with Contractual arrangements, applicable Law or by Order of the Bankruptcy Court; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. No Party shall agree to participate in any meeting or substantive discussion (including by phone) with any Government Authority in respect of any such filings, investigation or other inquiry unless it consults with Buyer (in the case of the Sellers) or TPI Parent (in the case of the Buyer) in advance and, to the extent permitted by such Government Authority, gives the applicable Parties the opportunity to attend and participate at such meeting or discussion (including by phone). Subject to the Confidentiality Agreement, the Parties shall use reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as Buyer (in the case of the Sellers) or each Seller (in the case of the Buyer) may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Buyer shall, in reasonable consultation with TPI Parent, control and direct the process by which the Parties seek to avoid or eliminate impediments under any Antitrust Law or any other competition, trade regulation or foreign investment regulation Law, including by directing the strategy and making final determinations related to the review or investigation of the Transactions by any Government Authority. Nothing in this Section 6.04(d) shall be applicable to Tax matters.

(e) Subject to Section 6.04(c), from the date hereof until the Outside Date, each of Buyer Parent and Buyer shall not, and shall not permit any of its Affiliates to, enter into or consummate any material acquisition transaction or grant any material license of material assets, in each case, outside the ordinary course of business, that would be reasonably likely to have a material and adverse effect on the receipt of the Government Approvals required for the consummation of the Transactions; provided, that nothing in this Section shall restrict: (i)

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acquisitions or investments that are immaterial, (ii) acquisitions or investments unrelated to the Business, (iii) licenses granted in the ordinary course of business, (iv) any actions that do not require a filing, approval, or clearance from a Government Authority in connection with the Transactions, or (v) the consummation of any transaction contemplated by any Contract entered into on or prior to the Agreement Date. Actions or agreements required of Buyer Parent, Buyer or Sellers pursuant to this Section 6.04 shall under no circumstances be considered a Material Adverse Effect.

Section 6.05. Third Party Consents.

(a) Each Party agrees to cooperate and use commercially reasonable efforts to obtain any other consents, authorization, approvals or waiver from, or provide notice to, any third Person (other than a Government Authority) that may be required in connection with any Transaction (the “Third Party Consents”), including in connection with the assignment, transfer, or novation to Buyer of any Contract constituting a Transferred Asset (other than the Transferred Leases). Notwithstanding anything in this Agreement to the contrary, no Party or any of its Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain primarily, secondarily or contingently liable for any Assumed Liability) to any third party to obtain any such Third Party Consent. Without limiting the generality of the foregoing, Sellers shall, and Buyer shall, cooperate in good faith to (a) prepare and submit any documentation or information reasonably required to effect such assignment or novation, (b) negotiate in good faith with any such counterparty regarding the terms and conditions of any consent or novation agreement, and (c) execute and deliver any assignment agreements, novation agreements, or other instruments, in each case, in form and substance reasonably acceptable to Sellers and Buyer, reasonably necessary to effectuate the assignment or novation of such Contracts to Buyer.

(b) Without limiting the generality of the foregoing, the Sellers and Buyer shall cooperate in good faith to register the assignment, novation agreement, or new lease agreement for each Transferred Lease with the appropriate Government Authority (the “Lease Registrations”). Promptly after the Agreement Date, the Parties shall schedule a registration appointment with the appropriate Government Authority for the Lease Registrations (the “Registration Appointment”), and Sellers and Buyer shall use best efforts to schedule the Registration Appointment for a date within thirty (30) days after the Closing Date. Each of the applicable Sellers and Buyer shall attend or shall designate a Representative to attend on its behalf, the Registration Appointment, and shall execute and deliver such documents, instruments, and filings as may be required by the Government Authority to effectuate the Lease Registrations. In the event that the Government Authority requires the submission of additional documentation or information, the Parties shall promptly provide such materials and, if necessary, schedule a subsequent appointment to complete the Lease Registrations as promptly as reasonably practicable. The Parties shall cooperate in good faith to effectuate the Lease Registrations in the most efficient tax manner concerning stamp duties or similar fees, taxes, or charges applicable to the Lease Transfer Agreements.

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(c) For the avoidance of doubt, no representation, warranty or covenant of the Sellers contained in any Transaction Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, solely based on (a) the failure in and of itself to obtain any Third Party Consents (unless such Third Party Consent is required to be delivered at Closing pursuant to Section 10.02(d)) or (b) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third Party Consents; provided, that nothing in this Section 6.05 shall (x) prevent a claim by Buyer that any act or omission of any Seller underlying such failure was a breach of this Agreement or (y) limit any Party’s obligations to comply with its respective covenants herein, including to cooperate and utilize such Person’s commercially reasonable efforts to obtain any such Third Party Consent. Without limiting the foregoing, Buyer shall not be required to agree to any amendment, modification, waiver or consent, or accept any term, condition or obligation, that would be materially adverse to Buyer or any of its Affiliates in order to obtain any Third Party Consent.

Section 6.06. Termination of Vestas Purchase Agreement. At the Closing, TPI Parent shall cause TPI APAC II, LLC (“APAC II”) to, and Buyer shall take or cause to be taken all actions necessary to terminate prior to Closing (which termination shall include a mutual release of claims under) that certain Purchase Agreement, by and between TPI APAC II, LLC and Buyer Parent, dated December 21, 2018, and as amended by that certain First Amendment, dated February 26, 2020, that certain Second Amendment, dated June 30, 2020, that certain Third Amendment, dated December 26, 2023, that certain Fourth Amendment, dated December 16, 2024 (as amended, the “Vestas India Purchase Agreement”), and the related Parent Company Guarantee, by and between TPI Parent and Buyer Parent, dated as of August 13, 2024 (the “Vestas India Guarantee”) in the form attached hereto as Exhibit H, the “Termination and Release Agreement”.

Section 6.07. Cooperation. During the Pre-Closing Period, (a) Buyer shall, and shall cause its respective Affiliates to, TPI Parent shall, and shall cause the Debtor Seller Parties to, each Non-Debtor Seller Party shall, and the India Seller shall (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (ii) without limiting the foregoing or modifying the Parties’ obligations pursuant to Section 6.04, use commercially reasonable efforts to cause all Closing Conditions to be met as promptly as practicable and in any event on or before the Outside Date, and (b) each Seller shall keep Buyer, and Buyer shall keep TPI Parent reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of such other Party.

Section 6.08. Bulk Transfer Laws. The Sellers and the Debtor Seller Parties will not comply with the provisions of any bulk transfer Laws or similar Laws (including under any Laws related to Taxes) of any jurisdiction in connection with the Transactions and Buyer hereby waives all claims related to the noncompliance therewith.

Section 6.09. Employee Matters.

(a) Employment of Covered Indian Employees and Covered Employees. Buyer shall make a written offer of employment to all Covered Indian Employees and Covered Employees (including those who are on temporary furlough, leave of absence or disability if such status is disclosed on Section 4.14(b) of the Disclosure Schedules) as soon as reasonably practicable after the date hereof, with such employment to commence immediately following (and

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subject to the Closing). Between such offer and the Closing, Buyer shall, and the India Seller or Global SSC, as applicable, shall execute the Employee Transfer Agreement set forth on Exhibit F with each Covered Indian Employee or Covered Employee who accepts the offer to commence employment with the Buyer immediately following (and subject to) the Closing (for purposes of this Section 6.09, any Covered Indian Employee or Covered Employee who becomes employed by the Buyer in accordance with this Section 6.09(a) is referred to as a “Transferred Employee”). Effective as of the Closing, the existing employment agreement executed by such Transferred Employee with India Seller or Global SSC, as applicable, shall stand terminated, and such Transferred Employee will be governed by the Employee Transfer Agreement and any separate employment agreement executed by such Transferred Employee and the Buyer. Furthermore, such Transferred Employees shall stand transferred to the rolls of the Buyer from and with effect at Closing. Each employment agreement entered into between the Buyer and a Transferred Employee shall contain terms and conditions of employment no less favorable in the aggregate than the terms and conditions of employment provided by the India Seller or Global SSC, as applicable, immediately prior to the Closing Date with respect to such Transferred Employee (including salary, bonus and non-equity incentive compensation, benefits, location and other terms of employment).

(b) Solely to the extent required under applicable Law to ensure continuity of service of the Transferred Employees (and without expanding or superseding Buyer’s obligations set forth elsewhere in this Agreement), Buyer shall (i) provide the Transferred Employees with continuity of service benefits without interruption of service or an intervening period from the end of the respective Transferred Employee’s employment with the India Seller or Global SSC, (ii) for the purpose of computing gratuity, following the Closing, recognize the past service of the Transferred Employees and shall, when due, assume and discharge such accrued gratuity Liabilities associated with such employees under Law and (iii) recognize the accrued but unused annual leave (privilege leave) entitlement, if any, of the Transferred Employees as of the Closing in connection with their employment with the India Seller or Global SSC.

(c) If any Transferred Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with the Buyer or its applicable Affiliate after the Closing Date, the Buyer will, or will cause its applicable Affiliate to, promptly file any necessary applications or documents and will use commercially reasonable efforts to take such actions applicable to secure the necessary visa, permit or other approval (including any transfer thereof) following the Closing Date and the transfer of any related immigration processes (including labor certifications) to the Buyer or its applicable Affiliate.

(d) Employees and Employee Plans.

(i) Liabilities. Effective as of the Closing with respect to all Transferred Employees who are Transferred Employees as of the Closing Date in accordance with Section 6.09(a) or as of the Post-Closing Employment Transfer Date with respect to all other Transferred Employees, Buyer shall, or shall cause an Affiliate to, assume or retain, as the case may be, any and all Liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any Transferred Employee, including, without limitation, all Liabilities related to recruitment, hiring, employment, engagement, compensation, incentive compensation, bonuses, benefits, workplace practices, labor

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relations, occupational health and safety, termination post-employment obligations, accrued and unused vacation, sick days and paid time off and any workers’ compensation claims, irrespective of whether such Liabilities arise prior to, on or after the Closing, including for purposes of clarity any Liabilities related to any Assumed Employee Plans, but, in each case, other than any Non-Ordinary Course Employment Liabilities, which such Non-Ordinary Course Employment Liabilities shall be retained by the Sellers. For the avoidance of doubt, the Buyer and its Affiliates shall not assume any Liabilities relating to, arising out of or resulting from, and Sellers and the Debtor Seller Parties shall retain (A) all Liabilities (contingent or otherwise and including any severance) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any Covered Indian Employee, Covered Employee or any other employee, independent contractor or consultant of any Seller or any Debtor Seller Party, in each case, who does not become a Transferred Employee, irrespective of whether such Liabilities arise prior to, on or after the Closing and (B) all Non-Ordinary Course Employment Liabilities with respect to any Covered Indian Employee, Covered Employee or any other employee, independent contractor or consultant of any Seller or any Debtor Seller Party.

(ii) Employee Plans. Effective as of the Closing, Buyer shall, or shall cause an Affiliate to, assume each Assumed Employee Plan. Sellers shall retain each Employee Plan that is not an Assumed Employee Plan and any Liabilities arising under such retained Employee Plans shall be Excluded Liabilities.

(iii) Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer assume or be responsible for any Non-Ordinary Course Employment Liabilities.

(e) Transferred Employees – Additional Employment Terms.

(i) Terms and Conditions of Employment. For a period of at least six (6) months (or for such longer period as may be required by applicable Law), following the Closing Date, each Transferred Employee shall be entitled to receive, while in the employ of Buyer or its Affiliates, salary, bonus, and non-equity incentive compensation, employee benefits (including defined benefit pension plans) and other terms and conditions of employment no less favorable in the aggregate than as were provided to such employee immediately prior to the Closing Date by the Sellers or Debtor Seller Parties, as applicable.

(ii) Credit for Service. Buyer shall, and shall cause its Affiliates to, credit in all material respects Transferred Employees for service earned on and prior to the Closing Date with the Sellers and any of their Affiliates or predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting, paid-leave entitlement or, for severance (including tenure-based benefits such as gratuity) and vacation benefits only, the calculation of benefits under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law; provided, however, that nothing herein shall result in a duplication of benefits with respect to the Transferred Employees.

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(iii) Pre-existing Conditions; Coordination. Buyer shall, and shall cause its Affiliates to use commercially reasonable efforts to, waive any pre-existing condition or actively at work limitations, evidence of insurability and waiting periods for the Transferred Employees and their eligible spouses and dependents under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date. Buyer shall, and shall cause its Affiliates to, credit in all material respects for purposes of determining and satisfying annual deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits under the comparable health plans and arrangements offered to Transferred Employees, deductibles, co-insurance, co-pays and out-of-pocket expenses paid by Transferred Employees and their respective spouses and dependents under the health plans of the Sellers or any of their Affiliates in the calendar year in which the Closing Date occurs.

(f) No Third-Party Beneficiaries. Notwithstanding the provisions of this Section 6.09 or any provision of the Agreement, nothing in this Section 6.09 or the Agreement is intended to and shall not (i) create any third party rights, (ii) amend any employee benefit plan, program, policy or arrangement, (iii) require Buyer or any of its Affiliates or the Sellers or any of their Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or as otherwise required herein or (iv) provide any Transferred Employee with any rights to continued employment.

Section 6.10. No Successor Liability. The Parties intend that, to the fullest extent permitted by Law (including under section 363(f) of the Bankruptcy Code), upon the Closing, Buyer shall not be deemed to: (a) be the successor of any Seller or any Debtor Seller Party, including with respect to any Employee Plans (except for any Assumed Employee Plans), (b) have, de facto or otherwise, merged with or into any Seller or any Debtor Seller Party, (c) be a mere continuation or substantial continuation of any Seller or Debtor Seller Party, or (d) be liable for any acts or omissions of any Seller or any Debtor Seller Party in the conduct of the Business or arising under, or related to, the Transferred Assets, other than as expressly set forth in this Agreement. The Parties acknowledge and agree that the Transaction was subject to arm’s-length negotiating by Buyer and the Sellers (including TPI Parent on behalf of the Debtor Seller Parties). Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties acknowledge and agree that Buyer and Buyer’s Affiliates (y) shall not be liable for any Liability or Lien (other than Assumed Liabilities) against any Seller or any Debtor Seller Party or any of their predecessors or Affiliates, and (z) shall have no successor or vicarious Liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Transferred Assets, any Excluded Liabilities or any other Liabilities, in each case, of any Seller or any Debtor Seller Party arising prior to the Closing Date. The Parties agree that provisions regarding TPI Parent and the Debtor Seller Parties substantially in the form of this Section 6.10 shall be reflected in the Sale Order.

Section 6.11. Business Transfer Agreement.

(a) Regulatory and Conveyance Purpose Only. At the Closing, the India Seller and Buyer shall execute and deliver the Business Transfer Agreement, pursuant to which the India Seller shall transfer, and Buyer shall acquire, the Transferred IN Assets and assume the applicable Assumed Liabilities. The Parties acknowledge and agree that the Business Transfer Agreement is intended to be a valid, binding, and enforceable agreement for purposes of effecting a slump sale under the Indian Income Tax Act and applicable Law of India (“Slump Sale Treatment”) and may be enforced by the Parties in accordance with its terms but is not intended to, and shall not be deemed to, modify, supplement, expand, or independently give rise to any economic, commercial, or substantive obligations of the Parties beyond those expressly set forth in this Agreement.

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(b) No Duplication of Rights or Obligations. The Parties acknowledge and agree that any provisions of the Business Transfer Agreement that reference consideration, purchase price, payments, liabilities, covenants, representations, warranties, or other obligations relating to the Transactions are included to reflect, evidence, or give local legal effect to the corresponding obligations arising under this Agreement (including Slump Sale Treatment), and shall not be construed as creating any additional, separate, duplicative, or incremental rights or obligations of any Party. No Party shall be required to perform, satisfy, or discharge any obligation more than once by reason of the existence of both this Agreement and the Business Transfer Agreement.

(c) Primacy of This Agreement. In the event of any inconsistency, conflict, ambiguity, or divergence between the provisions of the Business Transfer Agreement and this Agreement, whether arising at or after the Closing, the provisions of this Agreement shall prevail and control; provided, that if at any time any provision of the Business Transfer Agreement is determined, asserted, or reasonably alleged to be inconsistent with this Agreement or to impair the implementation or enforcement of the Transactions as contemplated hereby, the Parties shall cooperate in good faith and take all actions reasonably necessary or advisable to eliminate such inconsistency or impairment, including by amending, restating, supplementing, re-executing, or replacing the Business Transfer Agreement (or entering into any additional instruments), in each case in a manner that preserves compliance with applicable Law and Slump Sale Treatment.

(d) No Breach Claims. Without limiting the rights and obligations of the Parties hereunder, each Party shall not, and shall cause its Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, or covenant relating to the Transactions) against the other Party or any of its Affiliates under the terms of the Business Transfer Agreement, except to the extent otherwise necessary to enforce the rights and obligations of the Parties hereunder, or to give effect to the rights and obligations of the Parties hereunder, including any transfer of the Transferred IN Assets or the assumption of the applicable Assumed Liabilities sold or assigned to Buyer hereunder in a manner consistent with the terms of this Agreement (the “Enforcement Exceptions”). All such claims (except with respect to the Enforcement Exceptions) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in this Agreement and, except with respect to the Enforcement Exceptions, no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to the Business Transfer Agreement as an independent source of liability (but without prejudice to any claim hereunder).

Section 6.12. Guarantees; Other Obligations.

(a) During the term of the TSA, Buyer shall use commercially reasonable efforts to negotiate with the counterparties under the Transferred Leases for the reduction of the Leased Real Property Deposits and the release of any Leased Real Property Deposits in excess of the Adjusted Security Deposit Gross-Up Amount; provided, however, that Buyer shall not be obligated to enter into any amendment to any Transferred Lease on terms that are less favorable

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than those contained in any existing Transferred Lease, or that are otherwise not reasonably acceptable to Buyer. If, during such period, any portion of the Leased Real Property Deposits in excess of the Adjusted Security Deposit Gross-Up Amount is released to Buyer, Buyer shall remit to TPI Parent 50% of such excess and shall retain the remainder of such excess released Leased Real Property Deposits, provided that, in no event shall Buyer be required to remit an amount greater than the amount of the Leased Real Property Deposits minus the Adjusted Security Deposit Gross-Up Amount.

(b) Buyer shall not be obligated to enter into any agreement, arrangement or commitment, with respect to any Lease or amendment thereto, with any Person on terms that are less favorable than those contained in an existing Lease.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01. Access. From and after the Closing Date, subject to any limitations imposed by the Bankruptcy Code or the Bankruptcy Court (if applicable), in connection with any reasonable business purpose, including the preparation or amendment of Tax Returns, claims or obligations relating to Excluded Liabilities, financial statements, or the determination of any matter relating to the rights or obligations of the Sellers or any of their Affiliates under any Transaction Agreement, or as is necessary to administer, or satisfy their obligations in connection with, the Bankruptcy Cases, upon reasonable prior written notice to Buyer, and except to the extent necessary to (a) ensure compliance with any applicable Law (including Data Protection Obligations) or an Order of the Bankruptcy Court, (b) preserve any applicable privilege (including the attorney-client privilege) or (c) comply with any Contractual confidentiality obligations, Buyer shall, and shall cause its Affiliates and Representatives to (during normal business hours) (i) afford the Sellers and their Representatives and their respective Affiliates reasonable access, during normal business hours, to the properties, books and records of Buyer and its Affiliates in respect of the Business, the Transferred Assets and the Assumed Liabilities, (ii) furnish to the Sellers and their Representatives and their respective Affiliates such additional financial and other information regarding the Business, the Transferred Assets and the Assumed Liabilities as the Sellers or their Representatives may from time to time reasonably request and (iii) make available to the Sellers and their Representatives and their respective Affiliates those employees of Buyer or its Affiliates whose assistance, expertise, testimony, notes or recollections or presence to the extent required to assist TPI Parent, its Representatives or their respective Affiliates to administer the Bankruptcy Cases; provided, however, that such access shall not unreasonably interfere with the business or operations of the Business; and provided, further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. Notwithstanding anything to the contrary herein, for the longer of (A) the period ending on the date that is six months from the Closing Date and (B) the period ending on the Wind-Up Date, the Sellers shall have continued access to all Transferred Books and Records to the extent required to administer the Bankruptcy Cases and the Sellers may retain copies of such Transferred Books and Records, as necessary or appropriate in connection with such purpose.

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Section 7.02. Preservation of Books and Records. The Sellers and their Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or before the Closing Date. Buyer agrees that it shall preserve and keep all original books and records in respect of the Business in the possession or control of Buyer or its Affiliates for the longer of the period ending on (a) any applicable statute of limitations and (b) a period of the earlier of (x) six (6) years from the Closing Date and (y) the Wind-Up Date. During such period, (i) Representatives of the Sellers and their Affiliates shall, upon reasonable notice and for any reasonable business purpose (including the purposes described in Section 7.01), have access during normal business hours to examine, inspect and copy such books and records and (ii) Buyer shall provide to the Sellers and their Affiliates access to such original books and records of the Business as the Sellers or their Affiliates shall reasonably request. The Sellers or their Affiliates, as applicable, shall return such original books and records to Buyer or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. After such period, before Buyer or any Affiliate shall dispose of any of such books and records, Buyer shall give at least ninety (90) days’ prior written notice to the Sellers of its intention to dispose such books and records, and the Sellers, and/or any of their Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it or they may elect.

Section 7.03. Further Assurances. From time to time following the Closing the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and other documents or instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party; provided, however, that except for Buyer’s obligations to discharge an Assumed Liability and as otherwise provided pursuant to Section 2.06, nothing in this Section 7.03 shall require any Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

Section 7.04. Wrong Pockets. Following the Closing, if any Party becomes aware that (i) any Transferred Assets or Assumed Liabilities have not been transferred to Buyer or (ii) any assets or Liabilities not intended under the terms of this Agreement to be transferred to Buyer have been so transferred, such Seller will promptly notify Buyer, and Buyer will promptly notify the Sellers, and such applicable transferring Party shall transfer (or shall cause to be transferred) the relevant asset or liability to the applicable receiving Party, and the receiving Party shall accept such asset or liability, at no additional expense to the receiving Party. Pending such transfer or re-transfer, the Parties shall treat such asset or Liability in accordance with its proper characterization under this Agreement, and the receiving Party shall bear all costs, expenses and liabilities associated therewith. If the Sellers or Debtor Seller Parties own any Intellectual Property that should have been included in the Transferred Assets (including any Business Intellectual Property or Business Technology) or Transferred Contracts relating to Intellectual Property Related to the Business that was intended to be transferred hereunder but was not transferred due to operation of law or otherwise, the Sellers shall, and hereby do, (and TPI Parent hereby causes the Debtor Seller Parties to) assign and transfer all of its rights, title and interest in such Intellectual Property and Transferred Contracts to Buyer for no additional consideration.

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Section 7.05. Transferred Employees. For a period beginning on the Closing Date, and continuing for a period of three (3) months after the Closing Date, (i) Buyer and (ii) the India Seller or Global SSC, as applicable, agree to use commercially reasonable efforts to facilitate the issuance and execution of an Employee Transfer Agreement with any Covered Indian Employee or Covered Employee who has not accepted an offer from Buyer as of the Closing. For the avoidance of doubt, (i) any Covered Indian Employee or Covered Employee who subsequently becomes a Transferred Employee pursuant to this Section 7.05 shall from and after the effective date of transfer (the “Post-Closing Employment Transfer Date”) be treated as a Transferred Employee for all purposes of this Agreement, (ii) Employee Transfer Agreements executed pursuant to this Section 7.05 shall provide terms and conditions of employment no less favorable than those provided to Covered Indian Employees and Covered Employees who became Transferred Employees pursuant to Section 6.09(a), and (iii) the India Seller, Global SSC and Buyer shall not have any obligation under this Agreement to facilitate or effect the transfer of any Covered Indian Employee or Covered Employee post expiration of three (3) months following the Closing Date.

Section 7.06. Taxes.

(a) To the extent Buyer is required to withhold any Tax from the Purchase Price before payment to the India Seller as per the requirement of the Indian Income Tax Act, then the Buyer shall: (a) deposit such amount withheld with the Indian Taxing Authorities within the statutory due date and provide copies of proof of such deposit to the India Seller, within one (1) business day of deposit and receipt of proof of such deposit from the Indian Taxing Authorities; (b) undertake all applicable withholding Tax compliance requirements within the prescribed timelines under the Indian Income Tax Act, including filing of prescribed withholding Tax Return(s) and issuing a withholding Tax certificate to the India Seller to ensure the India Seller gets credit of Taxes withheld by the Buyer; and (c) save and except for the purposes of payment of stamp duty, registration fees or other similar Taxes or fees, the Parties shall not assign any individual values to the assets forming part of the Business of the India Seller or undertaking, and any determination of the value of an asset or liability for the sole purpose of payment of stamp duty, registration fees or other similar taxes shall not be regarded as assignment of values to individual assets or liability. Any such amounts withheld shall be treated for all purposes of this Agreement as having been paid by Buyer or any of its Affiliates to the recipient in respect of which such deduction and withholding was made.

Section 7.07. IN GST Refund.

(a) Following the Closing and in connection with the exportation of any IN GST Goods, Buyer shall: timely and accurately (i) apply for the applicable IN GST Refund in its capacity as the exporter of such IN GST Goods, in each case, in a manner consistent with the past practice of the Business and applicable Law; (ii) file or cause to be filed all GST returns, refund applications, declarations, statements, and supporting documentation under applicable GST Laws required to collect any applicable IN GST Refund with respect to such IN GST Goods in each case, in a manner consistent with the past practice of the Business and applicable Law; it being understood that Buyer shall be entitled to rely on its tax and accounting advisors in connection

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with the preparation and submission of such applications and the fulfillment of each of its other obligations under this Section 7.07(a); and (iii) take such commercially reasonable action as is reasonably necessary to enforce Buyer’s rights to such IN GST Refund and address any administrative or governmental errors arising in connection therewith, in each case, in a manner consistent with the past practice of the Business and applicable Law; provided, that nothing in this Section 7.07 shall require Buyer or any of its Affiliates to file any litigation against any Person, including any Government Authority.

(b) If, and when, Buyer receives any IN GST Refund, Buyer shall promptly pay such amount to India Seller, subject to Buyer’s recoupment and retention rights under Section 7.07(d) (and in any event, within five (5) Business Days following receipt); provided, however, that if any Government Authority disputes, challenges, audits, inquires into or seeks recovery of all or any portion of any IN GST Refund, Buyer may withhold payment of such amount and any future IN GST Refund amounts it receives until such matter is resolved in writing. If such matter is not resolved, or is resolved only in part, in Buyer’s favor, Buyer may offset, recoup and retain any IN GST Refund amounts so retained otherwise payable to India Seller, including future IN GST Refunds, unless and until Buyer receives written confirmation from the applicable Government Authority that the relevant IN GST Refunds (or such portion thereof) were properly paid and are not subject to further dispute, challenge, audit or inquiry.

(c) Buyer shall export, or cause to be exported, all IN GST Goods no later than October 1, 2026 (the “Export Outside Date”). In the event that Buyer fails to export, or cause to be exported, any such IN GST Goods by the Export Outside Date (an “Export Delay”), and, by December 31, 2026, Buyer and/or Sellers do not collectively receive all or any portion of the IN GST Refund attributable to the IN GST Goods subject to such Export Delay (the “Missing Refund Amount”), Buyer shall, promptly following written notice thereof from India Seller or its Representatives (and in any event within five (5) Business Days of receipt of such notice), pay to India Seller an amount equal to the Missing Refund Amount (such payment, an “IN GST Advance”), in cash.

(d) If Buyer or Seller (or any Affiliate thereof) receives any portion of the IN GST Refund that is attributable to IN GST Goods in respect of which an IN GST Advance was paid by Buyer (each, a “Recovered IN GST Amount”), then (i) to the extent Buyer subsequently receives such Recovered IN GST Amount, Buyer may retain such Recovered IN GST Amount in full in recoupment of the payment by Buyer of such IN GST Advance, and (ii) to the extent India Seller (or any Affiliate thereof) receives such Recovered IN GST Amount, India Seller (or an Affiliate thereof) shall promptly (and in any event within five (5) Business Days of receipt thereof) pay to Buyer an amount equal to such Recovered IN GST Amount so received in recoupment of the payment by Buyer of such IN GST Advance.

(e) Buyer shall not be responsible for and no IN GST Advance shall be required to be paid by Buyer, to the extent any delay, reduction or failure in the receipt of the IN GST Refund arises from or is attributable to (in part or in whole): (i) any change in applicable Law (including any change by a Government Authority in interpretation, application or enforcement thereof), which would render the IN GST Refund not payable to Buyer (or India Seller), in whole or in part; (ii) any act, omission or failure by India Seller or any of its Affiliates (whether occurring prior to, at or following the Closing) that prohibits, delays or impedes the Buyer’s ability to collect

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the IN GST Refund, including any failure to timely and accurately make any filings or submissions prior to Closing or provide information required, and reasonably requested in writing, by Buyer in connection with all or some portion of the collection of the IN GST Refund, (iii) any action, inaction, delay, backlog, audit, inquiry, review, verification, suspension or determination by any Government Authority, in each case to the extent not resulting from an Export Delay or Buyer’s failure to comply with Section 7.07(a); or (iv) any Force Majeure Event to the extent such event made Buyer’s performance of its obligations hereunder impossible (in which case, following written notice from Buyer to India Seller of such event, Buyer’s obligations under Section 7.07(c) shall be suspended until such event is resolved). Nothing in this Section 7.07(e) modifies or limits Buyer’s obligations to remit any or all of the IN GST Refund that it actually receives in accordance with and subject to the terms of Section 7.07(b).

Section 7.08. D&O Insurance. At or prior to the Effective Time, TPI Parent shall obtain a fully funded D&O Tail Policy, which D&O Tail Policy shall cover the directors and officers of India Seller and be in full force and effect as of the Effective Time. TPI Parent shall provide a copy of the D&O Tail Policy to Buyer within thirty (30) Business Days of the Effective Time.

ARTICLE VIII

BANKRUPTCY PROVISIONS

Section 8.01. Bankruptcy Court Filings.

(a) Buyer agrees that it will promptly take such actions as are reasonably requested by TPI Parent to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order shall be appealed, the Parties shall use their respective commercially reasonable efforts to defend against such appeal.

(b) From and after the date of entry of the Sale Order and until the Closing Date, to the extent reasonably practicable, TPI Parent shall deliver to Buyer drafts of any material pleadings, motions or applications to be filed in the Bankruptcy Cases in connection with this Agreement or that would have a material impact on the Debtor Seller Parties’ ability to operate the Business consistent with the terms of this Agreement, in each case, for Buyer’s prior review and comment at least two (2) Business Days prior to the filing or submission thereof (provided if it is not practicable to deliver the same within two (2) Business Days of the filing date, as soon as practicable thereafter).

ARTICLE IX

TAX MATTERS

Section 9.01. India Taxes. Notwithstanding anything to the contrary in this Agreement, the Buyer and the India Seller shall duly file all the applicable Indian Tax Returns required to be filed by it within the statutory due date which shall include reporting the transfer of Transferred IN Assets under this Agreement as slump sale under the Indian Income Tax Act and confirm in writing to the other that such return has been filed within five (5) Business Days of the filing of the Tax Return.

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Section 9.02. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, to the extent not exempt under the Sale Order or section 1146 of the Bankruptcy Code, (a) where Buyer is liable under applicable Law to pay any Transfer Tax, Buyer shall promptly pay and discharge any Transfer Tax, and (b) where any Seller (or Debtor Seller Party) is liable under applicable Law to pay any Transfer Tax, Buyer shall pay the amount of such Transfer Tax to such Seller (or Debtor Seller Party) and shall indemnify, defend and hold harmless such Seller or any of its Affiliates or Representatives from and against an amount equal to any such Transfer Taxes. The Party required by Law to file a Tax Return with respect to any Transfer Tax shall, with the cooperation of the other Party, timely prepare and file such Tax Return. If any Seller (or Debtor Seller Party) or any of its Affiliates is required by Law to pay any Transfer Tax, Buyer shall within five (5) days of receipt of evidence of filing, reimburse such Seller (or Debtor Seller Party) for any such Transfer Taxes paid by the Seller or such Affiliate in connection with the filing of the applicable Tax Return. The Parties agree to timely sign and deliver (or to cause their respective Affiliates to timely sign and deliver) such certificates or forms as may be necessary or appropriate and to otherwise cooperate to establish any available exemption from (or otherwise reduce) any Transfer Tax (it being understood that such cooperation obligations under this Section 9.02 shall cease as of the Wind-Up Date). No sums payable, or consideration given, by Buyer under this Agreement should be reduced by the amount of any Transfer Tax. All refunds or credits of VAT paid by Buyer under this provision shall belong to Buyer, and any Seller (or Debtor Seller Party) receiving any such amounts shall promptly pay over such amounts to Buyer. To the extent Buyer and any Seller (or Debtor Seller Party) mutually agree prior to the Closing that such items are required by applicable Law (or otherwise necessary or advisable) to be delivered by such Seller (or Debtor Seller Party) or by Buyer, all required Transfer Tax stamps and transfer forms (if any) shall be delivered on or before the Closing Date, unless under applicable Law such Transfer Tax stamps or duly stamped transfer forms are only available post-Closing (in which case such Transfer Tax stamps or duly stamped transfer forms shall be delivered to such Seller (or Debtor Seller Party) or Buyer (as applicable) promptly and in any event no later than five (5) Business Days after receipt thereof by such Seller (or Debtor Seller Party) or Buyer (as applicable)).

Section 9.03. Tax Adjustments. In the case of any real property Taxes, personal property Taxes and other ad valorem Taxes that are payable with respect to any taxable period beginning before and ending on or after the Closing Date (a “Straddle Period”), for purposes of determining whether and to what extent such Taxes are allocable to a Pre-Closing Tax Period or Post-Closing Tax Period, Taxes (other than Transfer Taxes) imposed upon or assessed directly against the Transferred Assets will be apportioned and prorated between the Sellers and Buyer as of the Closing Date, and Buyer shall bear its proportionate share of such Taxes (which shall be equal to the product obtained by multiplying (a) a fraction, the numerator being the number of days in the Straddle Period following the Closing Date and the denominator being the total number of days in the Straddle Period, multiplied by (b) the amount of such Taxes), and the Sellers shall bear the remaining portion of such Taxes. The Buyer and each Seller, as applicable, shall cooperate to promptly reimburse the other for any such Taxes based on their respective liability for such Taxes as determined pursuant to this Section 9.03.

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Section 9.04. Tax Cooperation. Without limiting the obligations set forth in Section 6.02 and Section 7.01, the Parties shall use commercially reasonable efforts to furnish or cause to be furnished to each other, upon request, and at the sole cost of the requesting Party, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of Tax Returns and the preparation for, or the prosecution or defense of, any audit, claim, demand, proposed adjustment or deficiency relating to Taxes, and any other matter or proceeding relating to Taxes (it being understood that such cooperation obligations under this Section 9.04 shall cease as of the Wind-Up Date).

Section 9.05. Other Tax Matters.

(a) In connection with the matters disclosed under Section 4.16(b) of the Disclosure Schedules (each, a “Tax Contest”), the applicable Seller shall (i) control each Tax Contest diligently and in good faith, and (ii) provide Buyer with the opportunity to consult with such Seller upon request from time to time regarding such Tax Contest and promptly provide Buyer with reasonable access to written materials received by such Seller from any Government Authority in connection with such Tax Contest. The applicable Seller shall timely pay any Taxes due and payable in connection with each Tax Contest to the applicable Government Authority and provide the Buyer with (i) a copy of the Tax Return filed or the agreement entered into, if applicable, with the applicable Government Authority in connection with such Tax Contest and (ii) an original or certified copy of a receipt evidencing such timely payment to the applicable Government Authority, within ten (10) Business Days after payment of such Taxes.

(b) To the extent that the India Seller is required to pay income Tax under the Indian Income Tax Act in connection with the Purchase Price received by the India Seller pursuant to the Transactions, the India Seller shall duly pay the applicable income tax due by the India Seller within the statutory due date. Upon a request from the Buyer, the India Seller shall, within fifteen (15) Business Days following the date of such request, provide confirmation that the applicable income Tax under the Indian Income Tax Act has been paid.

Section 9.06. Survival. Except as otherwise provided under Section 9.02 and Section 9.04 with respect to cooperation, the covenants and agreements set forth in this Article IX with respect to Taxes shall survive until such covenants and agreements are fully performed.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions, shall be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver by TPI Parent in its sole discretion, at or before the Closing, of each of the following conditions, except where the failure to satisfy any such condition is the result of a failure by the Sellers to comply with this Agreement:

(a) Representations and Warranties; Covenants.

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(i) the representations and warranties of Buyer contained in Section 5.01 (Formation and Authority of the Buyer; Enforceability) and Section 5.06 (Brokers) shall be true and correct in all but de minimis respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all but de minimis respects as of such specified date);

(ii) the representations and warranties of Buyer contained in Section 5.02(a) and Section 5.02(b) (No Conflicts) shall be true and correct in all material respects on as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all material respects as of such specified date);

(iii) all other representations and warranties of Buyer contained in Article V shall be true and correct on and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer or materially impair or delay the ability of Buyer to consummate the Transactions or otherwise timely perform its obligations under the Transaction Agreements; provided, however, that for purposes of determining the satisfaction of the condition in this clause (iii), no effect shall be given to any qualifier of “material” or “material adverse effect” in such representations and warranties;

(iv) the covenants contained in this Agreement required to be performed or complied with by Buyer at or before the Closing shall have been performed or complied with in all material respects; and

(v) the Sellers shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to the satisfaction of the matters set forth in the foregoing clauses (i) through (iv).

(b) Government Approvals. All Required Approvals and all Other Required Approvals shall have been issued or obtained or, if applicable, all applicable waiting periods shall have expired, been waived by the applicable Government Authority or have been terminated.

(c) No Order. No Law or Order shall have been issued, enacted or entered into by a court of competent jurisdiction or other Government Authority and no judgment, injunction, or decree preventing the consummation of the Transactions shall be in effect.

(d) Buyer Transaction Agreements. Buyer shall have executed and delivered to the Sellers all Buyer Transaction Agreements.

(e) Termination and Release Agreement. Buyer Parent shall have executed and delivered to TPI Parent, the Termination and Release Agreement.

(f) Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall not be subject to any stay.

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Section 10.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or written waiver (to the extent permitted by applicable Law) by Buyer in its sole discretion, at or before the Closing, of each of the following conditions except where the failure to satisfy any such condition is the result of a failure by the Buyer to comply with this Agreement:

(a) Representations and Warranties; Covenants.

(i) the representations and warranties of the Sellers contained in Section 4.01 (Formation and Authority of the Sellers; Enforceability), Section 4.07 (Brokers) and Section 4.08(a) (Title) shall be true and correct in all but de minimis respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all but de minimis respects as of such specified date);

(ii) the representations and warranties of the Sellers contained in Section 4.02(a) and Section 4.02(b) (No Conflicts) shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all material respects as of such specified date);

(iii) all other representations and warranties of the Sellers contained in Article IV shall be true and correct on and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (iii), no effect shall be given to any qualifier of “material” or “Material Adverse Effect” in such representations and warranties;

(iv) the covenants contained in this Agreement required to be performed or complied with by the Sellers at or before the Closing shall have been performed or complied with in all material respects; and

(v) Buyer shall have received certificates signed by an authorized officer of each Seller, dated as of the Closing Date, certifying as to the satisfaction of matters set forth in the foregoing clauses (i) through (iv).

(b) Government Approvals. All Required Approvals and all Other Required Approvals shall have been issued or obtained or, if applicable, all applicable waiting periods shall have expired, been waived by the applicable Government Authority or have been terminated.

(c) No Order. No Law or Order shall have been issued, enacted or entered into by a court of competent jurisdiction or other Government Authority and no judgment, injunction, or decree preventing the consummation of the Transactions shall be in effect.

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(d) Seller Transaction Agreements. Each Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer all agreements, documents and instruments set forth in Section 3.03(a) and all Seller Transaction Agreements to which it is a party duly executed by such Seller and any other party (other than Buyer) party thereto.

(e) Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall not be subject to any stay.

(f) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof.

Section 10.03. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith, to use commercially reasonable efforts to cause the Closing Conditions of each such other Party to be satisfied, or to satisfy its obligations set forth in Section 6.04.

Section 10.04. Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article X that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XI

TERMINATION

Section 11.01. Termination. Notwithstanding anything in this Agreement to the contrary (but subject to this Article XI), this Agreement may be terminated before the Closing:

(a) by the mutual written consent of TPI Parent and Buyer;

(b) by the Sellers, if Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Buyer that would cause any Closing Condition set forth in Section 10.01(a) not to be satisfied, and (i) such breach is not waived by the Sellers, or (ii) if such breach has not been waived by the Sellers but is curable and is not cured by Buyer prior to the earlier to occur of (A) ten (10) Business Days after receipt by Buyer of the Sellers’ notice of such breach and (B) the Business Day before the Outside Date; provided, however, that no Seller is then in material breach of this Agreement;

(c) by Buyer, if the Sellers shall have breached any representation or warranty or failed to comply with any covenant applicable to the Sellers that would cause any Closing Condition set forth in Section 10.02(a) not to be satisfied, and (i) such breach is not waived by Buyer or (ii) if such breach has not been waived by Buyer but is curable and is not cured by the Sellers prior to the earlier to occur of (A) ten (10) Business Days after receipt by TPI Parent of Buyer’s notice of such breach and (B) the Business Day before the Outside Date; provided, however, that Buyer is not then in material breach of this Agreement;

(d) by the Sellers or Buyer, if the Closing shall not have occurred by June 30, 2026 (as either such date may be extended by mutual agreement of TPI Parent and Buyer in writing, the “Outside Date”); provided, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties or covenants contained in this Agreement by Buyer or any Seller, then the Buyer or TPI Parent, respectively, may not terminate this Agreement pursuant to this Section 11.01(d);

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(e) by the Sellers, if the Buyer Parent shall have breached any provision of the A&R Advance Agreement which is incurable or, if curable, remains uncured by the earlier of (A) four (4) Business Days after the receipt of written notice of such breach from TPI Parent pursuant to this Section 11.01 and in accordance with Section 12.03 (as applicable) and (B) the Business Day before the Outside Date; or

(f) by TPI Parent or Buyer, in the event that any Government Authority of competent jurisdiction shall have issued an Order that permanently restricts, enjoins or prohibits the consummation of the purchase of the Transferred Assets contemplated by this Agreement and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.01(f) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Order or other action.

Section 11.02. Notice of Termination. If either Buyer or TPI Parent desires to terminate this Agreement pursuant to Section 11.01, such Party shall give written notice of such termination to TPI Parent or Buyer, respectively, pursuant to Section 12.03 hereof.

Section 11.03. Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 11.01, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (i) Section 6.03, (ii) this Section 11.03 and (iii) Article XII, together with any related defined terms and definitions thereof (each of which shall survive such termination); provided, that nothing in this Section 11.03 shall be deemed to (A) release any Party from any Liability for any (x) knowing and intentional breach of this Agreement prior to the date of termination or (y) committed Fraud against the non-breaching party, as determined by a Court of competent jurisdiction, or (B) impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

(b) Notwithstanding Section 11.03(a), in the event of a termination of this Agreement pursuant to Section 11.01(b), TPI Parent shall deliver Written Instructions to the Escrow Agent to pay an amount equal to the Purchase Price Deposit Escrow Amount (together with all accrued investment income thereon (if any)) to TPI Parent. Buyer acknowledges that the agreements contained in this Section 11.03(b) are an integral part of the Transactions, and that without these agreements, the Sellers would not have entered into this Agreement.

(c) Notwithstanding Section 11.03(a), in the event of a termination of this Agreement pursuant to Section 11.01 (other than a termination pursuant to Section 11.01(b)), then TPI Parent shall, within two (2) Business Days after the date of such termination, deliver Written Instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the Purchase Price Deposit Escrow Amount (together with all accrued investment income thereon (if any)) to Buyer or an Affiliate designated by Buyer.

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ARTICLE XII

MISCELLANEOUS

Section 12.01. Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of Delaware;

(b) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(c) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the applicable provision calculates the period of time using Business Days and the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender;

(e) (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified; any capitalized term used in any Schedule (including the Disclosure Schedules) or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement;

(f) where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Disclosure Schedules) or Exhibit, then, for the purposes of construing such Section, Schedule or Exhibit, the definitions set out in such Section, Schedule or Exhibit shall prevail;

(g) (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedules, schedules and Exhibits thereto, (ii) the terms “thereof,” “therein,” “thereby,” “thereto” and derivative or similar words refer to this Agreement to which the context refers, including the Disclosure Schedules, schedules and Exhibits thereto, (iii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise expressly specified, (iv) the term “any” means “any and all” and (v) the term “or” shall not be exclusive and shall mean “and/or”;

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(h) (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form (including by e-mail transmission or electronic communication by portable document format (.pdf)) and (iii) references to “$” mean U.S. dollars;

(i) references to any Person includes such Person’s successors and permitted assigns;

(j) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof;

(k) unless the context otherwise requires, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(l) each Party has participated in the negotiation and drafting of this Agreement, and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement; the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party; and

(m) prior drafts of this Agreement or any ancillary agreements, schedules or exhibits thereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements, schedules or exhibits hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

Section 12.02. Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor, accounting and other fees and expenses, incurred in connection with the Transaction Agreements and the Transactions, irrespective of when incurred or whether or not the Closing occurs.

Section 12.03. Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) upon receipt when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case, to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 12.03):

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If to the Sellers, to:	TPI Composites, Inc. 9200 E. Pima Center Parkway, Suite 250 Scottsdale, AZ 85258 Attention: StevenFishbach E-mail: SFishbach@tpicomposites.com with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Gabriel A. Morgan; Lauren Tauro;

Mariel E. Cruz

E-mail:  Gabriel.Morgan@weil.com;

 Lauren.Tauro@weil.com;

 Mariel.Cruz@weil.com

If to Buyer or Buyer Parent, to:	Vestas Wind Systems A/S Hedeager 42 8200 Aarhus N. Denmark Attention: Mikkel Bach Jensen; Lars Terp Paulsen E-mail: MIKBA@vestas.com; LATEP@vestas.com

with a copy (which will not constitute notice) to:	Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Attention:Omar J. Alaniz; Alissa K. Piccione; Wayne R. Uffleman E-mail: OAlaniz@ReedSmith.com; APiccione@ReedSmith.com; WUffleman@ReedSmith.com

Section 12.04. Survival. Except (a) as set forth in Section 9.06 and Section 11.03(a) and (b) for any covenant, obligation or agreement that by its terms is to be performed (in whole or in part) by any Party following the Effective Time (which covenants, obligations or agreements shall survive the Effective Time in accordance with their terms), none of the representations, warranties, covenants or agreements of any Party set forth in this Agreement shall survive, and each of the same shall terminate and be of no further force or effect as of, the Effective Time. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of fraud.

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Section 12.05. Limitation on Liability. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, (a) except (x) in the event of willfully and knowingly committed fraud with the specific intent to deceive or mislead (“Fraud”), (y) the calculation of and any adjustments to the purchase price in accordance with the terms set forth herein, or (z) in the case of Buyer pursuant to subclause (b) below with respect to Assumed Liabilities, the maximum aggregate Liability of the Sellers to Buyer under this Agreement shall not exceed, in the aggregate, $1,000,000, (b) the maximum Liability of Buyer and Buyer Parent, collectively, under, or with respect to, this Agreement shall not exceed an amount equal to (i) fifty percent (50%) of the Base Purchase Price, (c) each of TPI Parent’s and the respective Debtor Seller Parties’ obligations hereunder and under any other Transaction Agreement shall be several from the obligations of any other Seller under this Agreement and under no circumstances shall TPI Parent or any Debtor Seller Party be liable to Buyer or its Affiliates under any Transaction Agreement that would render TPI Parent or any Debtor Seller Party liable to Buyer or its Affiliates for the obligations, breach or other Liabilities of the India Seller or any Non-Debtor Seller Party arising under any Transaction Agreement and Buyer, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally waives, releases and agrees (on behalf of itself, its Affiliates and any Person claiming by, through on behalf of them) not to assert any such liabilities and claims against TPI Parent or any Debtor Seller Party with respect to any obligations, breach or other Liabilities of the India Seller or any Non-Debtor Seller Party arising under any Transaction Agreement; provided, that notwithstanding the foregoing in this Section 12.05(c), the respective Liability and obligations of the India Seller and any Non-Debtor Seller Party under this Agreement and any other Transaction Agreement shall be joint and several among the Non-Debtor Seller Parties and India Seller; and (d) in no event shall any Party have any Liability under this Agreement (including under this Article XII) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity).

Section 12.06. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Buyer and TPI Parent. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as a party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by Order of the Bankruptcy Court or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party, to the extent practicable under the circumstances and permissible by Law, shall (a) advise the other Parties before making such disclosure and (b) provide each such other Party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto),

Section 12.07. Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the Government Authority making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

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Section 12.08. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. No Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of Buyer (in the case of an assignment by a Seller) or TPI Parent (in the case of an assignment by Buyer); provided, however, that (a) Buyer may assign this Agreement and any or all rights and obligations under this Agreement to any of its Controlled Affiliates and (b) any Seller may assign any of its rights or obligations under this Agreement to any of its Controlled Affiliates or to any plan administrator, liquidator, examiner, receiver, trustee or similar party appointed on its behalf following that Closing, and any such assignment under (a) or (b) shall not require consent of any other Party; provided, further, that no such assignment pursuant to the foregoing clauses (a) or (b) shall release the assigning Party from any Liability under this Agreement. Any attempted assignment in violation of this Section 12.08 shall be void ab initio.

Section 12.09. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, the Nonparty Affiliates pursuant to Section 12.19, or as otherwise expressly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party, including any Affiliates of any Party.

Section 12.10. Parent Guarantee. Buyer Parent hereby irrevocably and unconditionally guarantees the due and punctual performance of Buyer’s obligations hereunder to (i) pay expenses expressly required to be borne by Buyer when due and payable pursuant to and in accordance with this Agreement or make any other payment obligations of Buyer under this Agreement or otherwise arising out of or relating to the Transactions (for which Buyer is responsible hereunder), including Section 2.04, Section 6.04, and Section 12.02 and (ii) pay monetary damages when due and payable, subject to the other terms hereof (including Section 12.05) (clause (i) and clause (ii) collectively, the “Guaranteed Obligations”). The guarantee set forth in this Section 12.10 is a continuing guarantee of payment (and not of collection). TPI Parent may enforce the Guaranteed Obligations directly against Buyer Parent without first being required to seek enforcement against Buyer or any other Person. Buyer Parent waives notice of acceptance of this guarantee and, to the extent permitted by applicable Law, notice of nonperformance or default with respect to the Guaranteed Obligations. Buyer Parent further waives any suretyship defenses that would otherwise be available solely by virtue of its status as guarantor, other than defenses arising from payment in full of the applicable Guaranteed Obligation in accordance with the terms hereof.

Section 12.11. Entire Agreement. This Agreement (including the Disclosure Schedules) and the other Transaction Agreements (and all Exhibits and Schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

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Section 12.12. Amendments. This Agreement (including the Disclosure Schedules and all Exhibits and Schedules hereto) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by Buyer and the Sellers.

Section 12.13. Waiver. At any time before the Closing, any Party may, by written instrument duly executed by the waiving Party, (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 12.14. Governing Law. This Agreement, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, this Agreement, the negotiation, execution, termination, performance, nonperformance or consummation of the foregoing or the inducement of any Party to enter into the foregoing, whether for breach of Contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 12.15. Dispute Resolution; Consent to Jurisdiction.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Transaction Dispute which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.03 (as may be updated from time to time in accordance with Section 12.03); provided, however, that upon the closing of the Bankruptcy Cases, or if the Bankruptcy Court does not have subject matter jurisdiction, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court from any thereof, for the resolution of any such Transaction Dispute. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

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(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 12.03 (as may be updated from time to time in accordance with Section 12.03) of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 12.16. Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into this Agreement. Each Party may file an original counterpart or a copy of this Section 12.16 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 12.17. Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding relating to the resolution of any such Transaction Dispute.

Section 12.18. Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the

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terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Each Party expressly disclaims that it is owed any duty not expressly set forth in this Agreement, and waives and releases all tort claims and tort causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 12.19. Non-Recourse. All claims, obligations, Liabilities, Actions or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”) in each case, subject to and in accordance with the terms and conditions of this Agreement, including Section 12.05. No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of, and any lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of, and any lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or other Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, obligations and other Liabilities against any such Nonparty Affiliates. It is expressly agreed that the Nonparty Affiliates to whom this Section 12.19 applies shall be third-party beneficiaries of this Section 12.19. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of fraud.

Section 12.20. Interest. If any payment required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue at the Interest Rate on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made. All computations of interest pursuant to this Agreement shall be made on the basis of a year of three hundred sixty-five (365) days, in each case for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

Section 12.21. Disclosure Schedules and Exhibits. The Disclosure Schedules, schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of the Sellers set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules, and neither the Sellers nor any of their Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in

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respect of any such matter so disclosed in the Disclosure Schedules. Any matter, information or item disclosed in the Disclosure Schedules under any specific representation or warranty or schedule or section thereof shall be deemed to be disclosed and incorporated by reference in any other schedule or section of the Disclosure Schedules as though fully set forth in such other schedule(s) or section(s), if the applicability to such other schedule(s) or section(s) is reasonably apparent on its face. The inclusion of any matter, information or item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed to constitute (a) an admission of any Liability by the Sellers to any third party, (b) an admission that any breach or violation of applicable Laws or any contract or agreement to which a Seller is a party exists or has actually occurred, (c) an admission that such item is outside the ordinary course of business or not consistent with past practice, or (d) otherwise imply an admission that such item represents a material exception or material fact, event, circumstance or that such item has had, or would reasonably be expected to have a Material Adverse Effect. The Disclosure Schedules have been arranged for purposes of convenience in separately titled schedules corresponding to the sections of this Agreement.

Section 12.22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

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SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLERS:

TPI COMPOSITES, INC.

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI COMPOSITES INDIA PRIVATE LIMITED

By:	/s/ Charles P. Stroo
Name: Charles P. Stroo
Title: Director

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI GLOBAL SSC INDIA PRIVATE LIMITED

By:	/s/ Theodore Gibson III
Name: Theodore Gibson III
Title: Director

By:	/s/ Ryan D. Miller
Name: Ryan D. Miller
Title: Chairman

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BUYER:

VESTAS WIND TECHNOLOGY INDIA PRIVATE LIMITED

By:	/s/ Madhava Krishan Pokala
Name: Madhava Krishan Pokala
Title: Whole-time Director

By:	/s/ Amar Harishchandra Variawa
Name: Amar Harishchandra Variawa
Title: Whole-time Director

By:	/s/ Govindaraj Kolappan
Name: Govindaraj Kolappan
Title: Whole-time Director

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BUYER PARENT:

solely for the purposes of Article XII

VESTAS WIND SYSTEMS A/S

By:	/s/ Lars Terp Paulsen
Name: Lars Terp Paulsen
Title: Chief Specialist M&A

By:	/s/ Mikkel Bach Jensen
Name: Mikkel Bach Jensen
Title: Head of Group Legal

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Schedule A

Debtors

1.	TPI International, LLC
2.	TPI Turkey, LLC
3.	TPI APAC, LLC
4.	TPI APAC II, LLC
5.	TPI Turkey II, LLC
6.	TPI Turkey Izbas, LLC
7.	TPI Composite Services, LLC
8.	TPI Mexico, LLC
9.	TPI Mexico II, LLC
10.	TPI Mexico III, LLC
11.	TPI Mexico IV, LLC
12.	TPI Mexico V, LLC
13.	TPI Mexico VI, LLC
14.	TPI Holdings Mexico, LLC
15.	Ponto Alto Holdings, LLC
16.	TPI Arizona, LLC
17.	TPI Iowa, LLC
18.	TPI Iowa II, LLC
19.	Composite Solutions, Inc.
20.	TPI Texas, LLC
21.	TPI Technology, Inc.

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Schedule B

Debtor Seller Parties

1.	TPI Technology, Inc.

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Schedule C

Non-Debtor Seller Parties

1.	TPI Global SSC India Private Limited

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Exhibit A-1

Form of Bill of Sale, Assignment and Assumption Agreement (Asset Sale)

[See attached]

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Exhibit A-2

Form of Bill of Sale, Assignment and Assumption Agreement (Slump Sale)

[See attached]

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Exhibit B

Form of Asset Sale Delivery Note

[See attached]

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Exhibit C

Form of IP Assignment Agreement

[See attached]

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Exhibit D

Form of IP License Agreement

[See attached]

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Exhibit E

Form of Business Transfer Agreement

[See attached]

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Exhibit F

Form of Employee Transfer Agreement

[See attached]

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Exhibit G

TSA Services Term Sheet

[See attached]

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Exhibit H

Form of Termination and Release Agreement

[See attached]